                                                                       EXHIBIT 3

                                    [PHOTO]


                        NORSKECANADA  2002  ANNUAL REPORT

NorskeCanada

is a leading producer of groundwood specialty papers, including directory, soft-calendered, machine-finished high brites, and lightweight coated papers and newsprint. The Company also produces containerboard and market pulp - including sawdust-based pulp, a low-cost substitute for traditional pulp products. NorskeCanada is listed on the Toronto Stock Exchange and its common shares trade under the stock symbol NS.

TSX : NS

We are part of your world            1

President's Message                  2

You already know us                  11

Financial Review                     27

WE ARE PART OF YOUR WORLD.

           [PHOTO]

TO NORSKECANADA SHAREHOLDERS


                                                       Russell J. Horner
                                                       President and
                                                       Chief Executive Officer

In a year when we simply couldn't wait for markets to catch up with us, the Company made substantial and timely progress on its strategic agenda, particularly the synergy performance improvement program we presented to shareholders a year ago.

     In the context of disappointing financial results, this statement could be considered a non sequitur were it not for the fact that the progress we made in 2002 was tangible, measurable and sustainable.

     Some people say that time changes things, but as one pop icon observed, you actually have to change them yourself. It was with this resolve that we continued to challenge many of the fundamental assumptions of our business and operational practices in 2002. We found many opportunities for improvement and got to work to bring them to fruition.

     The headlines belie the effort of hundreds of individual achievements, both large and small, but they tell the story impressively:

     We promised $60 million in synergies as a result of our acquisition and integration of Pacifica Papers Inc; we delivered $115 million.

     We committed to improve our safety performance by 20 per cent; we improved it by 56 per cent.

     We promised to keep our financial house tidy; in 2002 we trimmed our debt and strengthened our balance sheet through timely access to capital and debt markets.

     At the same time, we weathered the storm of depressed prices by seeking out more rational customers who fit with our strategy and our future. In addition, we recalibrated our portfolio to increase the proportion of value-added products and achieve higher margins.

     In short, we did everything in our power to compensate for the business that wasn't there for us. Our earnings before interest, taxes, depreciation and amortization (EBITDA) were not stellar, but they are not surprising as we contended with the aftershocks from 9/11 and high-profile corporate collapses that jolted consumer confidence and reverberated throughout many world economies.

     It is a cruel cycle we know all too well. When consumers stop buying, retailers stop advertising and the publications we serve with our printing papers get smaller.

     When printers and publishers hurt as they did in 2002, we too feel the pain.

     While there were a few bright spots in some of our categories, weak demand and the lowest paper prices that we've seen in some time led to punishing downtime equal to 11 per cent of our paper capacity.


                                                                           2 / 5

     Understandably, the removal of almost 200,000 tonnes of volume significantly alters the cost structure and profitability of the Company. Pulp also fared poorly; prices tumbled to eight-year lows, but volumes remained stable.


NET LOSS OF $123.3 MILLION REPORTED FOR 2002.

For the year ended December 31, 2002, Norske Skog Canada Limited recorded a net loss of $123.3 million, or 64 cents per common share, on sales of $1,482.3 million and EBITDA of $56.6 million. This compares to net earnings of $44.5 million, or 32 cents per common share, on sales of $1,388.7 million and EBITDA of $210.9 million for the same period in 2001.

     The net loss for the current year includes an after-tax write-off of deferred financing costs of $10.3 million, or five cents per common share; an after-tax translation gain on US$ debt of $10.1 million, or five cents per common share; and a release of future income taxes of $9.7 million, or five cents per common share.

     For the same period last year, net earnings included an after-tax loss of $19.0 million, or 13 cents per common share, on the sale of Mackenzie Pulp; an after-tax foreign exchange loss of $14.1 million, or 10 cents per common share; and income tax recoveries totalling $38.9 million, or 28 cents per common share from the reduction of provincial corporate income tax rates and the amortization of deferred credits from the utilization of acquired tax losses.

     The results for the year ended December 31, 2001 exclude the earnings of Pacifica prior to its acquisition on August 27, 2001, and the impact of changes in the Company's capital structure during both years, and include the earnings from the former Mackenzie pulp operation up to its sale on June 15, 2001.


SYNERGY PROGRAM DELIVERS $115 MILLION AGAINST $60 MILLION TARGET.

The Company's synergy program, which we laid out to shareholders in our 2001 annual report, was an unparalleled success and confirms without question the inherent value of the acquisition of Pacifica.

     The program was concluded at the end of the year and we nearly doubled the original target of $60 million. In fact, by December 31, 2003, the Company captured $115 million in synergies on an annualized run-rate basis (assuming full capacity), of which $110 million alone relate to improvements in our EBITDA.

     In a broad sense, the synergies were captured through manufacturing improvements, supply chain efficiencies, fibre logistics, sales and marketing optimization and overhead reduction.


6 / 5

                                    SYNERGIES


                      WE PROMISED $60 MILLION IN SYNERGIES.


                            WE DELIVERED $115 MILLION.


                                     [PHOTO]

Within each of these areas, there were countless small projects that added up to big returns.

     Based upon the powerful motivation the synergy program created amongst our employees in 2002, I have posed a new challenge to the organization to match this performance in 2003. To achieve this, we've launched a program named "Accel", which is targeting $100 million in run-rate performance improvements over 2002 results by December 31, 2003. We will report on our progress quarter by quarter.


TIMELY RECAPITALIZATION TRIMS DEBT, CUTS ANNUAL INTEREST EXPENSE.

In May, during a lull in jittery capital markets, we completed an equity offering of 31.1 million common shares which raised proceeds of $208.1 million. Along with cash on hand and drawings from our operating credit facility, we paid down some of our long-term debt. The recapitalization of our balance sheet resulted in a decrease in our debt-to-capitalization ratio from 53 per cent to 44 per cent and reduced our annual interest expense by $13 million.

     The Company also took advantage of the opportunity to replace an existing $250 million revolving operating loan in July with a new $350 million revolving operating loan that we negotiated on more favourable terms.


BUSINESS DIRECTION, CUSTOMER SELECTION AND SPECIALIZATION.

We continue to rebalance our product portfolio to leverage opportunities to grow our reputation as a specialties paper producer, creating new grades and expanding the capacity of others. In addition, starting in 2003 our containerboard line, which is an excellent niche business, will be regarded as part of our specialties paper business given its special attributes to support graphics.

     Through divestment of Mackenzie Pulp and closure of the Powell River kraft mill, we now produce one-third less pulp than we did two years ago. This has allowed us to develop a targeted strategy for our sawdust pulp which is a unique, high-margin product in which we have a competitive advantage.


BREAKTHROUGH AGREEMENT WITH UNIONS CEMENTS NEW RELATIONSHIP.

We have been determined to improve the negative relationship that existed between the pulp and paper unions and the predecessor companies to NorskeCanada. The formation of NorskeCanada two years ago gave us the opportunity to start with a fresh page, and the positive energy invested in the new relationship by the


8 / 7
unions and the Company helped us reach a landmark collective agreement.

     Built on trust and a mutual respect for each other's needs, NorskeCanada, the Communications, Energy and Paperworkers Union, and the Pulp, Paper, and Woodworkers of Canada Union reached agreement on new contracts in September.

     The separate five-year agreements were achieved after only eight days of discussion and were signed and ratified nearly 10 months before the existing contracts expired. It is the first settlement to be reached in the BC industry without a strike or intervention by government in more than 20 years.

     By bridging the former and future contracts together, the Company, employees and customers will enjoy more than 10 years of continuous labour peace.

CORPORATE SOCIAL RESPONSIBILITY AGENDA REFLECTS ORGANIZATIONAL VALUES.

In its short history, NorskeCanada has demonstrated that it subscribes to a set of values and principles that embrace corporate social responsibility. This plays out daily in the types of relationships we are trying to build with our unions, our employees, our customers, government, environmental organizations and other groups with whom we interact.

     A major aspect of this agenda in 2002 was the ongoing constructive role the Company played in the furtherance of responsible trade in forest products and forest conservation initiatives. NorskeCanada was a global sponsor of the first Forest Leadership Conference, held in Atlanta. The conference brought together diverse interests and points of view and attracted over 1,000 participants.

     In December, the Company signed a partnership agreement with World Wildlife Fund to collaborate on conservation goals, climate change and pollution reduction initiatives. WWF, the world's largest conservation organization, operates in a principled and non-ideological way to achieve positive change. The Company will work with WWF at the regional, national and international levels on a series of specific initiatives to be implemented over the course of the next few years.

     As an initial gesture, NorskeCanada has provided funding to help WWF establish a permanent presence in British Columbia as a base to pursue its terrestrial and marine conservation programs.

     The Company continued to play a leadership role in the Coast Forest Conservation Initiative/ Joint Solutions Project in close cooperation with a number of environmental organizations including Greenpeace and Forest Ethics. The parties are working with other stakeholders, including First Nations, labour, government and

                            GROWING OUR OPPORTUNITIES


          A REBALANCED PRODUCT PORTFOLIO IS TRANSFORMING NORSKECANADA.


                        WE ARE A SPECIALTIES PAPER PRODUCER.


                                     [PHOTO]
communities, to determine a viable conservation and sustainability model for the Central and North Coast of British Columbia.

     The commitment of the Company to the coastal initiative was recognized by an environmental achievement award from Verizon, the Company's largest directory paper customer. We are grateful to Verizon and to our many other customers who share our vision of responsible environmental practices. While the Company owns no forest tenures and harvests no trees, we are a major consumer of wood fibre in the province and therefore an important link in the overall value chain.

     The Company is a committed supporter of third-party forest certification programs and supports various organizations in the development and education of markets for responsible trade in forest products, including the Certified Forest Products Council, the Forest Products Association of Canada, the Forest Stewardship Council, and WWF's Global Forest and Trade Network.


ON THE PATH TOWARDS ZERO, WE REDUCED INJURIES BY 56 PER CENT IN 2002.

There has been no effort in the Company that has rivalled our determination to reverse the poor safety performance that existed when the predecessor companies were joined to become NorskeCanada. The performance was unacceptable and it had to change.

     I'm pleased to report that significant progress was achieved in 2002 and that we reduced serious injuries by 56 per cent and routine medical incidents by 26 per cent. The statistics are impressive but the number that is meaningful to the leadership of the Company is that 58 fewer employees were hurt on the job in 2002 than in 2001. The optimal number is zero, and we will continue to take whatever measures are required to get there. We are very pleased with the response from our unions and our employees to work cooperatively towards a world class standard.


PUBLIC POLICY CONSULTATIONS ON ENERGY, FORESTRY CONSTRUCTIVE.

The Company is gratified by changes in the overall business climate in British Columbia that result from the Provincial Government's engagement of stakeholders in public policy development.

     In 2002, NorskeCanada was a contributor to many of these discussions, including policy reform considerations in two of the Company's leading cost elements: energy and fibre.

     In addition to direct discussions with government, the Company is also working with BC Hydro, the province's electric utility, on a number


                                                                          8 / 11
of potential energy initiatives to reduce energy costs, secure reliable power and help with power demand issues on Vancouver Island. The Company is BC
Hydro's largest customer by a factor of two and consumes 10 per cent of BC Hydro's generated power.

     NorskeCanada has been recognized for its energy conservation initiatives, which it has achieved in conjunction with BC Hydro's Power Smart program.


2003 HARD TO CALL GIVEN WORLD TENSIONS AND ECONOMIC UNCERTAINTY.

As we look to the current year, we find ourselves in a similar position to many forecasters - it's too hard to predict with certainty in a period of economic and political uncertainty.

     What we do know is that there is general consensus amongst pulp and paper analysts that prices have bottomed out. There is, however, little consensus on the rate and extent of recovery.

     At the macro level, we will depend heavily on a sustained economic recovery in the U.S. as a driver for our paper business. Our best judgment is that groundwood paper markets could rebound in the second half of 2003 if the anticipated growth trends in the U.S. materialize.

     We do expect market conditions for pulp to show gradual improvement as paper markets recover, aided by strong demand from China and few new capacity additions.

     Given the strong internal commitment to performance improvement across many dimensions, the Company is very well positioned when markets do recover.


                         [RUSSELL J. HORNER SIGNATURE]
                                Russell J. Horner
                      President and Chief Executive Officer
                                January 30, 2003


12 / 11

                               YOU ALREADY KNOW US.

[PHOTO]

WE ARE THE PAGES OF ROLLING STONE.                        [PHOTO]        [PHOTO]


Wenner Media is a privately-owned publisher based in New York. In the midst of the worst publishing downturn in 30 years, Wenner is completing the second best year in the company's 30-year history. The company publishes ROLLING STONE, US WEEKLY, and MEN'S JOURNAL. ROLLING STONE'S interior pages are printed on NorskeCanada's Electracote(TM) Satin, a new product we developed with a less glossy finish for superior readability. The paper can be produced in lighter basis weights with the same feel as heavier competitive products, enabling our customers to save on mailing costs to their subscribers.


THE EFFORTS WE HAVE MADE TO STRENGTHEN OUR SALES TEAM ARE ALREADY PAYING OFF:
OUR LIGHTWEIGHT COATED PAPER MACHINE RAN FULL THE LAST HALF OF 2002 AND WE EXPECT IT TO RUN FULL IN 2003.


HIGH VALUE: PAPER MACHINE NO. 5 / PORT ALBERNI, B.C.

------------------------------------
        ON-MACHINE COATING          ----
------------------------------------    |
                                        |      --------------------------
------------------------------------    |
        LATEST TECHNOLOGY           ----
------------------------------------    |
                                        |
                                        |----  EXPECT TO RUN FULL IN 2003
                                        |
------------------------------------    |
    MAKES SUPERB QUALITY PAPER      ----
------------------------------------    |
                                        |      --------------------------
------------------------------------    |
  HAS THE SECOND LOWEST PRODUCTION      |
  CASH COST OF 23 COATED GROUNDWOOD ----
  PAPER MACHINES IN NORTH AMERICA*
------------------------------------

*SOURCE: JACOBS-SIRRINE CONSULTANTS


12 / 13

[PHOTO]

WE CONNECT BUSINESSES WITH CUSTOMERS.                     [PHOTO]        [PHOTO]


Yellow Book USA is the largest independent publisher of telephone books in North America, and the fourth largest telephone directory publisher in the world. Each year the company publishes 600 directories in 40 states and the District of Columbia with a total circulation of more than 70 million. Yellow Book USA became a customer of NorskeCanada in 2002. Our new relationship has developed into a true partnership, as we have worked together to improve the quality and look of Yellow Book's directory product. Our work with Yellow Book USA is helping us attain our goal of becoming the world's preferred supplier of telephone directory paper.


YELLOW PAGES ADVERTISING DELIVERS THE HIGHEST VALUE RETURN FOR EVERY DOLLAR INVESTED OF ANY ADVERTISING MEDIUM.


COST (IN CENTS) PER $1.00 OF SALES GENERATED

            [PERFORMANCE CHART]

 TV      RADIO   ONLINE ADS   PRINT MEDIA   YELLOW PAGES
 --      -----   ----------   -----------   ------------
$0.19    $0.15     $0.11        $0.095         $0.035


   Source: Business Week, YPPA, ABM AMRO


14 / 15

[PHOTO]

WE MAKE THE HEADLINES EVERY DAY.                          [PHOTO]        [PHOTO]


THE SAN DIEGO UNION-TRIBUNE and its parent company, The Copley Press, have been customers of NorskeCanada and its predecessors for well over 50 years. The UNION-TRIBUNE is the second-oldest newspaper in Southern California, with an average daily circulation of 361,000. It has won numerous awards and prizes over the years, including two Pulitzer Prizes. NorskeCanada is the largest supplier of newsprint on the West Coast and the third largest in North America. Offering lighter basis weights and excellent printing surfaces, our newsprint is produced on three of the fastest paper machines in North America. The UNION-TRIBUNE aligns strategically with our lightweight newsprint strategy and our strength of marine distribution.


WE CONTINUALLY LOOK FOR WAYS TO CREATE VALUE IN OUR RELATIONSHIP WITH THE SAN DIEGO UNION-TRIBUNE - AND OTHER NEWSPAPERS.


NORSKECANADA IS THE LARGEST SUPPLIER OF NEWSPRINT ON THE
WEST COAST AND THE THIRD LARGEST IN NORTH AMERICA.

                     [MAP]


16 / 17

[PHOTO]

WE PRESERVE PEOPLE'S MOST PERSONAL THOUGHTS.              [PHOTO]        [PHOTO]


Clairefontaine, one of the premier fine paper producers in Europe, specializes in the manufacture of diaries, notebooks, and related materials for daily writing use. The company's emphasis on quality has made the Clairefontaine name synonymous with excellence in the very demanding European marketplace. NorskeCanada is the original developer of - and a global leader in - sawdust-based pulp. Clairefontaine has used our sawdust pulp for more than 20 years. One reason: using our pulp as a partial NBSK substitute improves refining and dimensional stability in the finished paper. In 2002 - despite a very challenging pulp market - we expanded markets, developed new business in a number of countries, simplified our pulp product line, and improved quality.

ELK PRIME(TM), OUR SAWDUST-BASED PULP PRODUCED AT ELK FALLS, WAS AWARDED ENVIRONMENTAL CHOICE CERTIFICATION BY ENVIRONMENT CANADA IN 2001.


OUR CORPORATE SOCIAL RESPONSIBILITY AGENDA
IS IMPORTANT TO OUR CUSTOMERS.

2002 INITIATIVES
========================================================
GLOBAL SPONSOR OF THE FIRST FOREST LEADERSHIP CONFERENCE
--------------------------------------------------------
SIGNED A PARTNERSHIP AGREEMENT WITH WORLD WILDLIFE FUND
--------------------------------------------------------
CONTINUED TO PLAY A LEADERSHIP ROLE IN THE COAST FOREST
CONSERVATION INITIATIVE/JOINT SOLUTIONS PROJECT
========================================================


18 / 19

WE MAKE THE OUTSIDE LOOK AS GOOD AS WHAT'S INSIDE.                       [PHOTO]


Cartones Nacionale is a leading independent corrugator in Ecuador, producing cartons primarily for the banana and fresh flower industries. The company has been in business for 14 years and has two converting operations for making corrugated boxes. In 2002, we developed an improved graphic grade containerboard with a smoother, brighter and whiter surface. This new surface allows customers to enhance their carton graphics with better definition and more vivid colours. The result: the carton not only protects the product on its way to the market, but also helps attract the attention of potential customers.


OUR NEW HIGHER-VALUE GRAPHIC GRADE CONTAINERBOARD WILL BE IN FULL PRODUCTION BY MID-2003.


STARTING IN 2003, OUR CONTAINERBOARD LINE, WHICH IS AN EXCELLENT NICHE BUSINESS, WILL BE REGARDED AS PART OF OUR SPECIALTIES PAPER BUSINESS GIVEN ITS SPECIAL ATTRIBUTES TO SUPPORT GRAPHICS.


SPECIAL ATTRIBUTES
======================================================================
A SMOOTHER, BRIGHTER AND WHITER SURFACE
----------------------------------------------------------------------
ALLOWS ENHANCED GRAPHICS WITH BETTER DEFINITION AND MORE VIVID COLOURS
======================================================================


20 / 21

[PHOTO]

AND WE MAKE PEOPLE'S LIVES A LITTLE BRIGHTER.             [PHOTO]        [PHOTO]


APPLE DAILY, a daily newspaper in Hong Kong with a circulation of 380,000, is a long time NorskeCanada customer. In May 2003, APPLE DAILY will launch a new APPLE DAILY TAIWAN edition in the highly competitive Taipei newspaper market. Initial daily circulation is expected to be between 300,000 to 400,000, growing to 600,000 within two years. Modeled after APPLE DAILY HONG KONG, the Taiwan publication will feature a large amount of colour. That's one reason the publication is trialing NorskeCanada's new super high brite Electrastar(TM) grade. This improved newsprint grade offers higher brightness properties and an enhanced printed image when compared to standard newsprint.


[MAP]


THE COMPANY IS STRATEGICALLY LOCATED ON THE PACIFIC RIM WITH ACCESS TO THE FAST GROWING REGIONS OF ASIA, SOUTH AMERICA AND CENTRAL AMERICA.


22 / 23

             [PHOTO]

WE ARE A NEW KIND OF PAPER COMPANY.

OUR PRODUCTS                                                          OUR BRANDS
--------------------------------------------------------------------------------
                                                       |
Specialty Printing Papers                              |
(959,000 tonnes) |                                     |
                 |                                     |
                 | Lightweight coated        [PHOTO]   | ELECTRACOTE(TM)
                 |                                     |
                 | Directory                 [PHOTO]   | CATALST(TM)
                 |                                     |
                 | Soft-calendered and                 |
                 | machine-finished high               | ELECTRABRITE(TM)
                 | brites                    [PHOTO]   | ELECTRACAL(TM)
                                                       |
--------------------------------------------------------------------------------
                                                       |
Newsprint                                              |
(872,000 tonnes)                             [PHOTO]   | MARATHON(TM)
                                                       |
--------------------------------------------------------------------------------
                                                       |
Containerboard                                         |
(114,000 tonnes)                             [PHOTO]   | SILVERLINER(TM)
                                                       |
--------------------------------------------------------------------------------
                                                       |
Market Pulp                                            |
(410,000 tonnes)                             [PHOTO]   | ELK PRIME(TM)
                                                       |


26 / 27

                             2002 FINANCIAL REVIEW

  FINANCIAL HIGHLIGHTS

 IN MILLIONS OF DOLLARS


      NET SALES(1)
        [GRAPH]


      EBITDA(1),(2)
        [GRAPH]


    OPERATING EARNINGS
    (LOSS)(1)
         [GRAPH]


      NET EARNINGS
      (LOSS)(1)
        [GRAPH]

                  Norske Skog Canada Limited 2002 Annual Report

-----------------------------------------------------------------------------------------------------------
                                                             UNAUDITED                       AUDITED
                                                  --------------------------------    ---------------------
                                                     1998        1999       2000          2001        2002
                                                  --------   ---------   ---------    ---------   ---------
Net sales(1)                                      $ 633.7    $1,071.1    $1,408.1     $1,388.7    $1,482.3

EBITDA(1),(2)                                       (10.1)       80.7       304.4        210.9        56.6

Operating earnings (loss)(1)                        (91.0)      (32.0)      187.1         79.7      (121.9)

Net earnings (loss)(1)                            $ (30.7)   $   18.6    $  163.1     $   44.5    $ (123.3)
-----------------------------------------------------------------------------------------------------------


Chart information is on a calendar year basis. Effective July 1, 2000, the Company changed its year-end from June 30 to December 31.

1    Results for continuing operations.

2 EBITDA represents earnings from continuing operations before interest, taxes, depreciation, amortization and before other non-operating income and expenses.


                                                                      28 / 29

                  Norske Skog Canada Limited 2002 Annual Report

                             MANAGEMENT'S DISCUSSION
                                  AND ANALYSIS

The following management's discussion and analysis (MD&A) should be read in conjunction with the consolidated financial statements for the years ended December 31, 2002 and 2001 and the notes thereto, set out on pages 46 to 73, and the selected financial and operating information, set out on pages 74 to
76. Throughout our discussion, reference is made to EBITDA, which represents earnings before interest, taxes, depreciation, amortization and before other non-operating income and expenses.


OVERVIEW/YEAR IN REVIEW

Pulp and paper producers experienced another challenging year in 2002. A combination of sluggish performances in the U.S. and global economies, stock market woes and faltering consumer confidence resulted in depressed market conditions that plagued the industry throughout the year. For certain specialty grades, such as super-calendered ("SC") and coated groundwood papers, the difficulties were further compounded by additions to global capacity. Benchmark prices for most specialty paper grades and newsprint experienced significant erosion, in the case of newsprint to an eight-year low; pulp markets fared little better, with prices also falling to eight-year lows during the year.

     In spite of the formidable market challenges, Norske Skog Canada Limited ("the Company" or "NorskeCanada") remained focused on its strategic objectives during the year, all of which position the Company well for the awaited market upturn. Notable accomplishments in 2002 included the successful capture of $115 million of synergies from the acquisition of Pacifica Papers Inc. ("Pacifica") in August 2001, nearly double the original target and well ahead of schedule, a successful equity offering in May 2002 that significantly strengthened our balance sheet, and groundbreaking new labour agreements that ensure operational stability for the next five years.


HIGHLIGHTS

SYNERGIES One of our major achievements in 2002 was exceeding our upgraded annual synergy target of $100 million from the Pacifica acquisition, well ahead of our accelerated schedule. We revised our original target of $60 million by August 31, 2003, following a detailed review of all the potential synergies attainable from combining both companies' operations. By December 31, 2002, on an annualized run-rate basis (which assumes operating at full capacity), we had actually captured synergies totalling $115 million (2001:
$58 million), of which $110 million related to improvements in EBITDA (2001:
$55 million). Our financial results for the 2002 fiscal year reflect EBITDA-improving synergies totalling $80 million (2001: $13 million).


30 /31

                Norske Skog Canada Limited 2002 Annual Report

The following table and chart provide an analysis of our total captured synergies:

---------------------------------------------------------------------------
Synergies                                               Annualized Run-Rate
                                                       --------------------
                                                                   Upgraded
In millions of dollars                                    Actual     Target
---------------------------------------------------------------------------
Manufacturing (note 1)                                    $   54     $   44
Sales & marketing (note 2)                                    15         15
Supply chain (note 3)                                         19         15
Fibre supply (note 4)                                          8          5
Selling, general & administrative (note 5)                    14         14
                                                          ------     ------
Total EBITDA synergies                                       110         93
Non-EBITDA synergies                                           5          7
                                                          ------     ------
Total synergies                                           $  115     $  100
                                                          ======     ======
---------------------------------------------------------------------------

ASSUMES OPERATING AT FULL CAPACITY

1. Manufacturing improvements, including optimization of paper grades across all of our twelve paper machines to reduce downtime related to grade changes and reduced trim, closing down the Powell River kraft pulp mill, increasing the use of existing higher efficiency thermo-mechanical pulp ("TMP") capacity, and implementing the alkaline papermaking process at the Pacifica mills.

2. Aligning sales channels across NorskeCanada and Pacifica, reducing higher-cost merchants and brokers, and capitalizing on the increased scale of the combined company to increase the efficiency of our marketing process.

3. Leveraging increased size to decrease costs within the supply chain in order fulfillment, distribution and procurement areas.

4. Decreasing the cost of delivered fibre through the use of alternative, lower-cost fibre not available to Pacifica through their existing contracts, and by lowering transportation costs through combined logistics and coordinated purchasing.

5. Reducing overhead costs through the closure of Pacifica's corporate office in Vancouver.

------------------------------------------------------------------------------

ANNUALIZED RUN-RATE SYNERGIES

In millions of dollars

[GRAPH]

2001-Q3      2001-Q4      2002-Q1      2002-Q2      2002-Q3      2002-Q4
-------      -------      -------      -------      -------      -------
  17           55           83           93           110          115

    Upgraded target (December 31, 2002)     -   $100 million

    Original target (August 31, 2003)       -   $60 million

------------------------------------------------------------------------------

RECAPITALIZATION In May 2002, we successfully completed an equity offering ("Equity Offering") of 31.1 million common shares for net proceeds of $208.1 million. These funds, together with cash on hand and drawings against our operating credit facility, were used to repay long-term debt. By recapitalizing our balance sheet, we have decreased our debt-to-capitalization ratio from 53% to 44% and reduced our annual interest expense by approximately $13 million.

     In addition, the financial covenants in our new revolving credit facility are less restrictive than those in our previous credit facility and give us added flexibility to take advantage of any potential investment opportunities to expand our business.

                Norske Skog Canada Limited 2002 Annual Report

The following table highlights our capitalization:

-------------------------------------------------------------------
                                              As at December 31
                                            -----------------------
In millions of dollars                           2002          2001
-------------------------------------------------------------------
TOTAL DEBT:
  Revolver                                  $   118.7     $       -
  Term debt                                         -         389.1
  Senior notes                                  729.9         738.9
  Other non-recourse                             37.6          46.6
                                            ---------     ---------
  Total                                         886.2       1,174.6
SHAREHOLDERS' EQUITY                          1,124.7       1,036.5
                                            ---------     ---------
TOTAL CAPITALIZATION                        $ 2,010.9     $ 2,211.1
                                            =========     =========
CASH                                        $       -     $   104.8
                                            =========     =========
FUNDED DEBT RATIO                               44.1%         53.1%
                                            =========     =========
-------------------------------------------------------------------

COMPETITIVE NEW LABOUR AGREEMENTS In September 2002, we successfully negotiated new five-year labour agreements with the Communications, Energy and Paperworkers Union of Canada and the Pulp, Paper and Woodworkers of Canada. Together, these two unions represent substantially all of the unionized employees at our four divisions. The agreements, which were signed ten months before the expiry of the existing agreements, provide a competitive wage increase and ensure operational stability for the next five years. Combined with the previous five years of uninterrupted operations, this will give the company a full ten years of stable labour conditions under negotiated agreements - a significant accomplishment.

REVIEW OF OPERATIONS - YEAR ENDED DECEMBER 31, 2002
COMPARED TO YEAR ENDED DECEMBER 31, 2001

The following review of operations should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2002 and 2001. Readers are advised that the consolidated statements of earnings and retained earnings and cash flows for the year ended December 31, 2001 include the results of our former Mackenzie pulp operation ("Mackenzie") prior to its sale on June 15, 2001, and exclude the earnings of Pacifica prior to acquisition ("Acquisition") on August 27, 2001, the full impact on earnings of the change in the Company's capital structure arising from the Acquisition and the payment of a special distribution of $1,490.3 million ("Special Distribution") to shareholders in August 2001, as well as the impact of the Equity Offering in May 2002. These events affect comparisons with historical results.

COMPARISON OF EARNINGS

CONSOLIDATED Our operating earnings (loss) for the year ended December 31, 2002 was $(121.9) million on total sales of $1,482.3 million compared to operating earnings of $79.7 million on total sales of $1,388.7 million for the year ended December 31, 2001. EBITDA for the year ended December 31, 2002 was $56.6 million, compared to EBITDA of $210.9 million for the 2001 fiscal year.

     The sharp decline in operating earnings and EBITDA resulted primarily from depressed market conditions, which more than offset the positive impact of our increased specialty papers business and reduced exposure to market pulp, accomplished through the respective Acquisition and Mackenzie sale in 2001, and the significant synergies realized from the former transaction.


32/33

                Norske Skog Canada Limited 2002 Annual Report

     Consolidated selling, general and administrative ("SG&A") costs for the year ended December 31, 2002 were $65.3 million, an increase of $1.7 million, or 2.7%, from the previous year. Despite the significant increase in sales volumes arising from the Acquisition, we successfully maintained our SG&A costs at similar levels to 2001, primarily as a result of numerous cost-saving synergies realized during 2002.

------------------------------------------------------------------------------------------------
Net Sales                                                       INCREASE (DECREASE) FROM 2001
                                                              ----------------------------------
                                   YEAR ENDED DECEMBER 31
                                  -----------------------       TOTAL        VOLUME /      SALES
In millions of dollars                 2002          2001      CHANGE           MIX        VALUE
------------------------------------------------------------------------------------------------
Specialties                       $   752.5     $   481.9     $  270.6     $ 394.4     $ (123.8)
Newsprint                             440.6         489.2        (48.6)      117.9       (166.5)
                                  ---------     ---------     --------     -------     --------
                                  $ 1,193.1     $   971.1     $  222.0     $ 512.3     $ (290.3)
Pulp & Containerboard                 289.2         417.6       (128.4)     (102.1)       (26.3)
                                  ---------     ---------     --------     -------     --------
                                  $ 1,482.3     $ 1,388.7     $   93.6     $ 410.2     $ (316.6)
                                  =========     =========     ========     =======     ========
------------------------------------------------------------------------------------------------

SPECIALTIES   Continued weak industry fundamentals resulted in compressed margins for specialty paper producers in 2002. Overall demand improved only marginally from the depressed levels of 2001; a notable exception was uncoated super-calendered papers where more robust demand arose primarily from customers replacing coated papers with less expensive uncoated papers in many catalogues and magazine inserts.

     The introduction of new SC and coated groundwood paper capacity through 2001 and 2002 into weak domestic markets inevitably led to significant price discounting of higher-end specialty papers, particularly through the first half of 2002. As a result, average transaction prices for coated papers and most uncoated specialty paper grades declined steeply in 2002 compared to 2001; in the case of coated papers, prices fell to historically low levels early in the third quarter of 2002. Certain lightweight uncoated groundwood grades, primarily directory, escaped the price erosion, largely due to the significant volume of annual contract business in those sectors.

     For the 2002 fiscal year, sales volumes were 848,100 tonnes, up 376,600 tonnes, or 79.9%, from the same period last year, primarily reflecting increased sales following the Acquisition.

     Our average sales revenue for the year ended December 31, 2002 decreased from $1,022 per tonne in 2001 to $887 per tonne in 2002, a decrease of $135 per tonne, or 13.2%. A sharp deterioration in pricing was partly offset by the positive impact of realized sales and distribution synergies, and a higher-value sales mix.

-------------------------------------------------------------------------------

LIGHTWEIGHT COATED PAPER

40 lb Average U.S. delivery transaction price in US$ per short ton.
{source: RISI}

[GRAPH]

          Q1      Q2      Q3      Q4
         ---     ---     ---     ---
1998     907     905     890     830
1999     788     762     767     818
2000     820     878     880     878
2001     862     825     780     745
2002     705     675     665     665


TELEPHONE DIRECTORY PAPER

22.5 lb Average transaction price in US$ per short ton.
{source: RISI}

[GRAPH]

          Q1      Q2      Q3      Q4
         ---     ---     ---     ---
1998     770     770     770     770
1999     730     720     705     705
2000     690     700     715     715
2001     730     730     730     730
2002     695     695     680     680

               Norske Skog Canada Limited 2002 Annual Report

     The average cost of sales for the year ended December 31, 2002 was $758 per tonne, an improvement of $3 per tonne, or 0.4%, from the same period in 2001. Various synergy-driven furnish, conversion and overhead cost improvements realized during 2002, together with lower wood fibre costs, were largely offset by higher planned maintenance costs, higher costs associated with our positive sales mix and increased de-inked pulp ("DIP") costs.

     SG&A costs for the 2002 fiscal year were $30.1 million, an increase of $10.3 million, or 52% compared to the previous year. The higher SG&A level primarily reflects the greater proportion of specialties in our total sales volumes as a result of the Acquisition.

     As a result of the aforementioned items, our specialties paper business generated EBITDA of $79.7 million for the year ended 2002, compared to EBITDA of $103.2 million for the year ended December 31, 2001.

     Our operating earnings (loss) for the year ended December 31, 2002 was $(5.0) million on sales of $752.5 million, a decrease of $73.2 million, from $68.2 million on sales of $481.9 million for the previous year. Depreciation and amortization increased from $35.0 million in 2001 to $84.7 million in 2002, primarily reflecting the additional expense arising from the Acquisition and, to a lesser extent, higher allocation of depreciation arising from an increased use of internal pulp in 2002 following the closure of the Powell River kraft pulp mill in late 2001.

NEWSPRINT A continued slump in consumer demand, combined with continued global overcapacity, presented newsprint producers in 2002 with one of the most challenging years in recent history. Consumption, measured primarily in the form of advertising lineage, was down by approximately 3% and 15%, respectively, compared to 2001 and 2000, leading to an erosion of prices to eight-year lows.

     In response to the depressed market conditions, the major North American newsprint producers took significant levels of market downtime throughout the year, including the closure or conversion of several higher-cost paper machines, in an attempt to balance supply and demand. Prices bottomed out in the third quarter of 2002, and a US$35 per tonne price increase in North American markets was successfully implemented in late October.

     Sales volumes in the year ended December 31, 2002 were 749,500 tonnes, an increase of 145,600 tonnes, or 24.1%, compared to 2001. Increased sales volumes following the Acquisition were mostly offset by higher downtime, particularly in the first half of 2002, to balance supply with weaker demand.

-------------------------------------------------------------------------------
STANDARD NEWSPRINT

48.8 gsm Average West Coast U.S. delivery transaction price in US$ per metric tonne. {source: RISI}

[GRAPHIC]

          Q1      Q2      Q3      Q4
         ---     ---     ---     ---
1998     595     585     585     588
1999     562     498     480     508
2000     510     555     573     610
2001     615     613     570     507
2002     460     440     448     472

-------------------------------------------------------------------------------
NORTHERN BLEACHED SOFTWOOD KRAFT

Average Northern Europe delivery transaction price in US$ per metric tonne. {source: RISI}

[GRAPHIC]

          Q1      Q2      Q3      Q4
         ---     ---     ---     ---
1998     533     548     517     465
1999     460     500     535     587
2000     630     673     710     710
2001     660     545     457     463
2002     447     453     485     455

-------------------------------------------------------------------------------


34 / 35

               Norske Skog Canada Limited 2002 Annual Report

     Our average sales revenue for the year ended December 31, 2002 was $588 per tonne, a decrease of $222 per tonne, or 27.4%, from the previous year, reflecting the depressed market conditions. A steep decline in prices and, to a lesser extent, higher freight costs related to the weak markets, were partly offset by additional synergies realized in 2002.

     The average cost of sales for the year ended December 31, 2002 was $590 per tonne, an improvement of $34 per tonne, or 5.4%, from the corresponding year in 2001. Cost savings arising from realized synergies, together with other cost reductions, including lower kraft consumption and wood fibre costs in 2002, more than offset the impact of additional market-related downtime taken during the current year.

     SG&A costs for the year ended December 31, 2002 were $21.0 million, $5.4 million, or 20.5%, less than for the 2001 fiscal year. The reduced amount largely reflects newsprint's lower proportion of total sales volumes in the current year compared to 2001, following the Acquisition.

     Accordingly, our newsprint paper business recorded EBITDA of $(22.6) million for the year ended December 31, 2002, compared to EBITDA of $85.7 million for the year ended December 31, 2001.

     Our operating earnings (loss) decreased $123.3 million to $(86.0) million on sales of $440.6 million for the 2002 fiscal year from $37.3 million on sales of $489.2 million for the year ended December 31, 2001. Our depreciation increased to $63.4 million in 2002 from $48.4 million in 2001, primarily reflecting the additional expense arising from the Acquisition less the impact of the additional downtime taken in 2002.

PULP AND CONTAINERBOARD Pulp producers did not escape the effects of the weak global economic environment. Prices hit an eight-year low in April as pulp producers maintained high operating rates throughout the 2001/2002 winter season, resulting in escalated inventory levels. After bottoming out in April, prices improved gradually during the spring/summer period, pushing close to US$500 per tonne, prompted in part by some opportunistic purchasing by consumers. However, this upturn was short-lived, and as the year drew to a close, prices again came under downward pressure.

     The containerboard market remained relatively stable during the year. Price volatility was sharply reduced in 2002 as producers responded effectively to soft demand by lowering operating rates. As a result, prices remained fairly steady throughout 2002 after the sharp decline in the second half of 2001.

     Pulp and containerboard sales volumes for the year ended December 31, 2002 were 492,900 tonnes, a decrease of 176,500 tonnes, or 26.4%. This was substantially due to the reduction in available capacity following the June 2001 sale of Mackenzie and the November 2001 closure of the Powell River pulp mill. This decline was partly offset by market-related downtime taken in 2001.

     The average pulp and containerboard sales revenue for the year ended December 31, 2002 was $587 per tonne, a decrease of $37 per tonne, or 5.9%, from the same period last year. The impact of lower prices for long-fibre pulp and containerboard products in 2002 was partly offset by a greater component of higher-value containerboard sales in our 2002 sales mix following the sale of Mackenzie.

     The average cost of sales for pulp and containerboard for the year ended December 31, 2002 was $559 per tonne, down $6 per tonne, or 1.1%, over the comparable 2001 year. This was primarily due to lower fibre costs and improved unit fixed costs resulting from operating at full capacity in 2002, which more than offset additional costs associated with our higher-value sales mix.

               Norske Skog Canada Limited 2002 Annual Report

     SG&A costs were $14.2 million for the year ended December 31, 2002, a decrease of $3.2 million, or 18.4%, from 2001. The lower pulp and containerboard SG&A costs reflect the segment's reduced proportion of total sales volumes as a result of the Acquisition and the sale of Mackenzie.

     Based on the above-mentioned factors, EBITDA from pulp and containerboard operations for the year ended December 31, 2002 was $(0.5) million, compared to EBITDA of $22.0 million for the year ended December 31, 2001.

     Operating earnings (loss) from our pulp and containerboard business decreased $5.1 million, from $(25.8) million on sales of $417.6 million for the 2001 fiscal year to $(30.9) million on sales of $289.2 million for the year ended December 31, 2002. As a result of the increased internal use of pulp for paper production and the sale of Mackenzie, our depreciation and amortization expense decreased from $47.8 million in 2001 to $30.4 million in 2002.

FOREIGN EXCHANGE GAIN (LOSS) ON TRANSLATION OF FOREIGN DENOMINATED DEBT Effective January 1, 2002, we adopted the new CICA accounting standard for foreign currency translation that eliminated the deferral and amortization of unrealized foreign exchange gains and losses on long-term monetary items. For the year ended December 31, 2002, we recorded a gain of $12.3 million on the translation of U.S. dollar denominated debt (2001 restated: $(17.1) million).

OTHER EXPENSE, NET Other expense, net for the year ended December 31, 2002 was $13.3 million compared to $40.2 million for the year ended December 31, 2001. Other expense, net for the 2002 fiscal year was comprised primarily of a $15.8 million write-off of deferred financing costs associated with term and operating credit facilities that were repaid in May 2002 and July 2002, respectively. Partly offsetting this was a gain of $4.8 million arising from the sale of Pope & Talbot shares in March 2002.

INTEREST INCOME (EXPENSE) Interest expense for the year ended December 31, 2002 increased $43.8 million from $34.1 million in 2001 to $77.9 million in 2002. Interest income decreased by $33.3 million from $35.0 million to $1.7 million over the same period. The movements primarily reflected the change in capital structure arising from the Acquisition and the Special Distribution in 2001, the Equity Offering in May 2002 and to a lesser extent, lower interest rates.

INCOME TAX RECOVERY Income tax recovery for the 2002 fiscal year was $75.8 million compared to $21.2 million for the previous year. The variance, for the most part, reflected the significant decline in earnings in 2002. The income tax recovery for the year ended December 31, 2002 included a non-cash recovery of $9.7 million relating to a change in the estimate of the income tax liability for prior years. Income tax recovery for the year ended December 31, 2001 included an income tax recovery of $22.8 million related to a reduction in provincial income tax rates in addition to a recovery of $16.1 million from the amortization of deferred credits arising on the utilization of acquired tax losses.

NET EARNINGS (LOSS) As a result of the factors noted above, our net loss for the year ended December 31, 2002 was $123.3 million ($(0.64) per common share), compared to net earnings (restated for net impact of the new CICA accounting standard for foreign currency translation) of $44.5 million ($0.32 per common share) for the preceding year.


36 / 37

               Norske Skog Canada Limited 2002 Annual Report

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS PROVIDED (USED) BY OPERATIONS Cash flows provided (used) by operating activities, after changes in non-cash working capital, for the year ended December 31, 2002 totalled $(2.6) million, compared to $266.2 million for the previous year, primarily as a result of the significant decline in earnings and a change in capital structure in late August 2001, following the Special Distribution and the Acquisition.

INVESTING AND FINANCING ACTIVITIES We continued to prudently manage our capital expenditures during 2002. Capital spending for the year ended December 31, 2002 was $82.2 million compared to $92.7 million for the previous year. The focus in 2002 was primarily on maintenance-of-business and carefully selected high-return capital expenditures. The more significant projects in 2002 included the successful integration of legacy NorskeCanada and Pacifica order fulfillment systems and the installation of an enhanced water pipeline at Port Alberni. In the last quarter of 2002, we also commenced a rebuild of our Elk Falls kraft pulp mill recovery boiler, which is expected to cost approximately $45 million. This project, which is scheduled for completion by April 2004, will lead to a significant improvement in operational performance and reduction in maintenance costs.

     Capital spending as a percentage of depreciation and amortization in 2002 was 46.1% (2001: 70.7%). We intend to maintain our disciplined approach to spending and anticipate that our annual capital expenditures in 2003 will be approximately $90 million, which includes further spending on the recovery boiler rebuild at Elk Falls.

     The following table highlights capital spending for the years ended December 31:

-----------------------------------------------------------------------------
In millions of dollars                                          2002     2001
-----------------------------------------------------------------------------
Capital expenditures                                         $  82.2  $  92.7
Depreciation and amortization                                  178.5    131.2
Capital spending as a % of depreciation and amortization        46.1%    70.7%
-----------------------------------------------------------------------------

     As previously mentioned (see "Highlights - Recapitalization"), in May 2002 we issued 31.1 million common shares for net proceeds of $208.1 million, which, together with cash on hand and drawings on our revolving credit facility, were used to repay all of our secured term debt. Prior to the repayment of our term debt, we had repaid debt of $2.6 million in 2002.

     In July 2002, we replaced our existing $250.0 million revolving operating loan with a new $350.0 million revolving operating loan. In the same month, Powell River Energy Inc. ("PREI") refinanced its debt by issuing $75.0 million of First Mortgage Bonds due July 2009, of which our proportionate (non-recourse) share is $37.6 million. As part of the refinancing, NorskeCanada and the other shareholder of PREI each advanced $7.5 million to PREI.

     As of December 31, 2002, the unused operating credit facility available to the Company was $183.1 million. At year-end, we remained in compliance with the covenants under both our credit facilities and bond indentures. However, our consolidated fixed charge ratio was below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, does prohibit the payment of dividends and limit the amount of additional debt that can be incurred outside of the existing credit facilities.

               Norske Skog Canada Limited 2002 Annual Report

     In the foreseeable future, we expect to fund our operations through cash flows from operations and, if necessary, borrowings under our operating credit facility. As previously highlighted, operating earnings and cash flows decreased during the year as a result of the economic downturn. If this trend were to continue, we would, over time, rely to a greater extent on our operating credit facility and, if necessary, additional sources of financing.

     The following table highlights our credit rating and outlook with Moody's and Standard & Poor's, as at December 31:

---------------------------------------------------------------------
                                                    2002         2001
                                                  -------------------
MOODY'S
Outlook                                           Stable       Stable
Issuer rating                                        Ba2          Ba2
Senior implied issuer                                Ba2          Ba1
Bank loan debt                                       Ba1         Baa3
Senior unsecured debt                                Ba2          Ba2

STANDARD & POOR'S
Outlook                                              Neg       Stable
Long-term corporate credit                           BB+           BB
Senior unsecured debt                                BB+           BB
Senior secured debt                                  BB+            -
---------------------------------------------------------------------

     As outlined in note 17 to the 2002 consolidated financial statements, there was a total funding deficit of $96.4 million in our various pension plans as of December 31, 2002. Of this amount, $56.0 million related to funded defined benefit pension plans and $40.4 million to "pay-as-you-go" unfunded plans. With respect to the former, the next actuarial valuations are scheduled for January 1, 2004. If stock markets remain at depressed levels, we anticipate our annual funding contributions to these plans will increase to approximately $19 million from their current level of approximately $7 million.

     In prior years, we acquired companies with non-capital and capital losses carried forward from Fletcher Challenge Limited. The purchase price is subject to adjustment under certain conditions. No such price adjustments were recorded in 2002. In 2001, a negative purchase price adjustment of $1.8 million was recorded. The difference between the future tax benefit of these losses and the acquisition cost of the companies was recorded as a deferred credit. The deferred credit is amortized to income tax expense as the tax losses are utilized. No amortization was recorded in fiscal 2002; in fiscal 2001, the amortization reduced income tax expense by $16.1 million.

RESTRUCTURING ACTIVITIES As noted previously, as part of our restructuring activities following the Acquisition, we permanently closed our kraft pulp mill operation at Powell River and eliminated various positions at Port Alberni and our corporate and sales offices. Total restructuring costs associated with these activities amounted to $67.0 million, of which $30.7 million was paid during 2002 and $7.1 million during 2001. Further details are contained in notes 3 and 9 to the Company's 2002 consolidated financial statements.


38 / 39

               Norske Skog Canada Limited 2002 Annual Report

UNCERTAINTIES

We produce and market products that are sold globally. We seek to differentiate our product lines from those of other producers by supplying specialty products that add value for customers. However, our operating environment is subject to uncertainties, many of which are common to virtually all companies in the forest products industry in North America and also some that are more specifically applicable to our operations based in British Columbia.

     Similar to other companies in our industry, prevailing economic conditions and/or other factors beyond our control may adversely impact future results of our operations, and hence our ability to fully comply with our financial covenants.

     We also have sales and marketing contracts with related parties, which provide for sales agency and distribution arrangements in the U.S. and certain international markets. Either party, on six months notice, may terminate each of these contracts. If any of these contracts are terminated, we will be required to replace the sales agent or distributor within the six-month notice period in order to minimize disruption to our sales activities in the relevant market.

     A discussion of the principal uncertainties to which we are subject follows.

PRODUCT PRICES The forest products industry is cyclical in nature. Markets for our principal products are affected by fluctuations in supply and demand within each cycle, which in turn affects product prices. Demand for forest products has historically been determined by the level of economic growth and has been very closely tied to overall business activity and personal income. Our earnings are sensitive to price changes for our principal products, with the effect of price changes on newsprint and specialty grades being the greatest.

CURRENCY The profitability of our operations is subject to fluctuations in foreign currencies, particularly the U.S. dollar, the currency in which most of our sales are denominated. Fluctuations in foreign currencies affect our competitive position in world markets. Apart from the value of the Canadian dollar relative to the U.S. dollar, our competitiveness in world markets is also affected by the relative strength of the currencies of other producing countries. Under a Board-approved foreign exchange risk management program, we manage a portion of our currency exposure through the use of currency options and forward contracts to hedge anticipated future sales denominated in foreign currencies.

INTEREST RATES At December 31, 2002, the Company had approximately $118.7 million of debt in the form of variable rate loans. As interest rates increase or decrease, the Company's interest expense varies on this variable rate debt.

FIBRE SUPPLY

Our pulp and paper operations consume wood fibre, which is purchased from more than 50 independent sawmills. Our fibre supply comes primarily from residual wood chips and sawdust from lumber operations located on the Pacific coast or in the Southern Interior of British Columbia and secondarily from the chipping of pulp logs originating from locations throughout the region.

     Sawmill wood chips presently comprise 54% of the fibre supply for our pulp and paper operations. The remainder is comprised of pulp logs (28%), sawdust (14%) and recycle-based DIP (4%). Five wood chip, log and sawdust suppliers provide 49% of our fibre supply. The supply contracts with these companies were negotiated for indefinite ("evergreen") terms when certain assets were divested.

               Norske Skog Canada Limited 2002 Annual Report

     In addition, through an evergreen contract with a coastal log producer, additional wood chips can be obtained from regional sawmills. This supplier provides an additional 11% of our fibre supply.

     Together, all of these long-term, secure supply agreements provide approximately 60% of the fibre supply for our pulp and paper operations.

     In December 2002, one of our fibre suppliers commenced creditor protection proceedings. It is too early to determine the impact of this development on our fibre supply.

     The remainder of the fibre requirements for our four pulp and paper operations is sourced from independent suppliers, many under long-term contracts. Fibre is purchased from these suppliers at market prices or at prices determined under market-based formulas.

     To enhance our fibre security, we maintain a surplus fibre position. As a result, we make annual sales of approximately 225,000 cubic metres of surplus fibre to regional customers. In addition, we engage in fibre trading activities.

ENVIRONMENT

Our operations are subject to a wide range of general and industry-specific environmental laws and regulations related to waste management. We continually monitor our environmental performance and believe that our facilities are operating in substantial compliance with applicable environmental laws and regulations.

     As already highlighted, in 2001 we sold our interest in the pulp operations at Mackenzie but retained responsibility for certain decommissioning projects. This residual responsibility for two landfills and a black liquor storage lagoon was managed diligently through the year. The landfills and the black liquor storage lagoon were decommissioned to the satisfaction of the Ministry of Water, Land, and Air Protection and with good cooperation between the new owner and ourselves.

     As part of the integration process with Pacifica, the environmental policies, operating philosophies, and strategic plans were harmonized to ensure consistency of approach and standards. Independent due diligence audits of all sites were completed in late 2002 to verify our compliance positioning and management of risk. No material problems were uncovered during these reviews. Both Port Alberni and Powell River received ISO 14001 registrations in 2002, making the company fully certified at all sites, including its Vancouver fibre supply operations.

     In July 2002, the British Columbia provincial government amended its pulp mill effluent regulations limiting AOX discharges from 0.0 kilograms per tonne to 0.6 kilograms per tonne of pulp produced, effective December 31, 2002. Our facilities are operating below these new limits, which are similar to legislation recently enacted in the United States.

     During 2002, all of our pulp and paper mills continued to make improvements to their emission levels. At Crofton, improvements were realized on odour and fine particulate emissions controls and monitoring equipment. At Elk Falls, the new power boiler wet precipitator's performance was optimized to reduce ambient salt haze. At Port Alberni, the surface water leachate collection system was upgraded. At Powell River, fine particulate emissions from the power boiler were further reduced with improvements in the quality of delivered hog fuel.


40 / 41

               Norske Skog Canada Limited 2002 Annual Report

     In 2003, the mills plan to continue our trend of improving environmental performance punctuated by chemical systems upgrades at Crofton and Elk Falls, expanded surface water leachate collection at Port Alberni and odour reduction initiatives at Powell River. A company-wide water reduction program is also being developed for implementation in 2003 to reduce water and energy usage at all facilities.

     We continue to work closely with the Ministry of Water, Land, and Air Protection to ensure ongoing compliance at our mills. Capital spending on environmental projects in 2002 was approximately $4.1 million. We estimate that capital expenditures on environmental projects will amount to approximately $5.7 million in 2003.

     In December 2002, we formed an important partnership with the World Wildlife Fund to improve global forest conservation and advance environmental goals relating to responsible paper production.

RECYCLED CONTENT IN GROUNDWOOD PAPER

We are a major supplier of newsprint, directory and other groundwood printing papers to western North America. The most significant of these markets is the western United States where in three states - California, Arizona and Oregon - newspaper publishers and commercial printers are required by law to use a certain proportion of recycled-containing paper. The current requirement is that 50% of the paper contains 40% or more recycled-containing paper. While the other western states and Canada do not have such legislative requirements, many printers and publishers are demanding some recycled-containing paper as part of their supply mix. A significant amount of directory paper with 40% recycled content is currently supplied to several of our major directory publishers in North America. We currently meet our market demand through the use of recycled pulp purchased from Newstech Recycling Inc., located in Coquitlam, B.C. This de-inked post-consumer recycled pulp is mixed with virgin pulp furnish, primarily at the Crofton mill, to produce newsprint and directory paper that meets the legislative requirement.

EARNINGS SENSITIVITIES

As previously mentioned, our earnings are sensitive to fluctuations in prices for our products and in currency exchange rates.

PRODUCT PRICE SENSITIVITY Based on market production capacities and exchange rates as at December 31, 2002, a US$10 per tonne change in the net sales price of our principal products would affect our annualized EBITDA and net earnings approximately as follows:

-------------------------------------------------------------------------------
In millions of dollars                                   EBITDA    Net Earnings
-------------------------------------------------------------------------------
Newsprint and specialties - US$10 change per tonne       $ 28.0          $ 18.0
Pulp and containerboard - US$10 change per tonne            4.4             2.8
-------------------------------------------------------------------------------

               Norske Skog Canada Limited 2002 Annual Report

CURRENCY SENSITIVITY Our operations are located in British Columbia, Canada and most of our costs and expenses are denominated in Canadian dollars. We primarily sell our products in Canada, the United States, the Pacific Rim and Europe. A majority of our sales are denominated in foreign currencies, primarily the U.S. dollar and the Japanese yen. As a result, we are exposed to foreign currency market risk on accounts receivable and future sales. We estimate that in the absence of our risk management program, a $0.01 change in the U.S. dollar relative to the value of the Canadian dollar would have affected our EBITDA and net earnings by approximately $19.0 million and $11.5 million, respectively, based on 2002 sales.

     In order to mitigate the effects of foreign currency fluctuation risk, we manage a portion of our foreign exchange exposure through a foreign exchange risk management program that uses currency options and forward contracts to hedge anticipated future sales denominated in foreign currencies. Details of our forward foreign currency contracts and options hedging future revenues as of December 31, 2002 are set out in note 18 to the 2002 consolidated financial statements.

INTEREST RATE SENSITIVITY Our borrowings are comprised primarily of senior notes and secured revolving credit facilities. The interest rates on our senior notes are fixed; however, from time to time, we enter into interest rate swaps and options to convert certain amounts of fixed-rate debt to floating rates. Interest rates on funds borrowed under our credit facilities vary with market interest rates and our credit rating as assessed from time to time by external credit rating agencies. Based on the outstanding balances under our secured operating credit facility at December 31, 2002, and in the absence of our interest rate hedging program, a change of 1% in interest rates under our credit facilities would affect our annualized net earnings by approximately $0.8 million.

OUTLOOK

Economic and political uncertainty clouds the outlook for pulp and paper products for 2003. The North American economy and stock markets ended 2002 in an unsettled mood, reflecting concerns over faltering consumer spending, rising oil prices, and the increasing likelihood of a military conflict with Iraq. On a positive note, further proposed U.S. tax reductions and some upbeat economic indicators released in early 2003 suggest that business investment spending may at last start trending upwards in 2003. Current forecasts estimate the U.S. economy is likely to grow at a rate of 2% - 3% in 2003.

     The general consensus among analysts is that pulp and paper prices have now bottomed out. Any meaningful recovery in prices in 2003 is largely dependent on the performance of the U.S. economy and a sustained increase in paper consumption. A continued slide in the U.S. dollar and a stronger-than-anticipated improvement in U.S. economic fortunes would strengthen the case for a more robust price recovery, particularly in the second half of the year.


42 / 43

               Norske Skog Canada Limited 2002 Annual Report

     In the coated groundwood business, the recent modest improvement in magazine advertising demand is expected to continue through 2003 after the traditionally slow first quarter. However, additional coated paper capacity and further product downgrading to super-calendered grades will adversely affect market conditions for those grades.

     The outlook for uncoated groundwood papers is mixed. Demand for super-calendered grades is expected to remain strong through 2003, but is likely to be tempered by increases in new capacity. Demand for lightweight and other uncoated specialty grades is projected to remain at similar levels to 2002.

     The recently announced closures by several large newsprint producers of higher-cost paper machines, and conversions of some facilities to specialty grades, will help to balance supply with demand. A newsprint price increase of US$50 per tonne for North American markets has been announced for March 1, 2003. Further gains in newsprint pricing will likely be contingent upon the improved performance of the U.S. economy and a sustained increase in advertising lineage. Additional downtime may be required to offset weak demand in the traditionally slower first half of 2003, and in subsequent quarters, if the anticipated pickup in demand does not materialize.

     Market conditions for pulp products are expected to show slow but gradual improvement through the year, as a result of improving paper markets, aided by strong demand from China and minimal new capacity coming online. Worldwide demand for containerboard is expected to remain sluggish in 2003 but should show some modest improvement in the second half if the U.S. economy recovers as forecast. Recent industry consolidation should help to maintain pricing at relatively stable levels throughout the year.

     Given the current climate, we continue to conservatively position the Company in the event that the forecasted recovery does not materialize. We remain committed to balancing our paper production levels with customer demand. We intend to continue running our pulp and containerboard operations at full capacity through 2003.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. They are, by necessity, only estimates of future developments and actual developments may differ materially from these statements due to a number of factors. Investors are cautioned not to place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future results. We do not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this Annual Report or to reflect the occurrence of unanticipated events.

                Norske Skog Canada Limited 2002 Annual Report

                          SELECTED HISTORICAL FINANCIAL
                            AND OPERATING INFORMATION

-------------------------------------------------------------------------------------------------------------
In millions of dollars, except where otherwise stated                          Unaudited
-------------------------------------------------------------------------------------------------------------
                                                                 Year ended December 31, 2001(4)
                                                   ----------------------------------------------------------
                                                      Q1          Q2           Q3          Q4         YTD
                                                   ----------------------------------------------------------
SPECIALTIES
Net sales                                          $  61.6      $   77.3     $ 119.4     $ 223.6   $  481.9
Operating earnings                                     9.8          11.8        18.5        28.1       68.2
EBITDA(1)                                             14.0          17.1        26.8        45.3      103.2
EBITDA margin(2)                                      22.7%         22.1%       22.4%       20.3%      21.4%
Sales (in thousands of tonnes)                        59.1          75.7       114.6       222.1      471.5
Production (in thousands of tonnes)                   67.6          82.6       104.7       216.0      470.9
Average sales revenue per tonne (in dollars)       $ 1,042      $  1,021     $ 1,042     $ 1,007   $  1,022
Average cost of sales per tonne (in dollars)           741           741         766         771        761
-----------------------------------------------------------------------------------------------------------
NEWSPRINT
Net sales                                          $ 147.4      $  107.0     $ 117.5     $ 117.3   $  489.2
Operating earnings                                    27.5          10.9         2.7        (3.8)      37.3
EBITDA(1)                                             38.7          20.6        15.0        11.4       85.7
EBITDA margin(2)                                      26.3%         19.3%       12.8%        9.7%      17.5%
Sales (in thousands of tonnes)                       163.0         124.7       149.4       166.8      603.9
Production (in thousands of tonnes)                  160.9         119.4       138.3       174.0      592.6
Average sales revenue per tonne (in dollars)       $   904      $    858     $   787     $   703   $    810
Average cost of sales per tonne (in dollars)           621           632         643         606        624
Benchmark price (US$ per tonne)(5):
  Newsprint 48.8 gsm, West Coast delivery              607           623         572         508        578
-----------------------------------------------------------------------------------------------------------
PULP AND CONTAINERBOARD
Sales                                              $ 177.7      $  123.1     $ 106.4     $  83.6   $  490.8
Less: inter-segment sales                            (22.5)        (17.8)      (21.2)      (11.7)     (73.2)
                                                   -------      --------     -------     -------   --------
Net sales                                          $ 155.2      $  105.3     $  85.2     $  71.9   $  417.6
                                                   -------      --------     -------     -------   --------
Operating earnings                                 $  19.9      $  (25.2)    $  (7.5)    $ (13.0)  $  (25.8)
EBITDA(1)                                             33.6         (12.2)        3.2        (2.6)      22.0
EBITDA margin(2)                                      21.6%        (11.6)%       3.8%       (3.6)%      5.3%
Sales (in thousands of tonnes)
  Pulp                                               184.3         156.7       127.4        99.9      568.3
  Containerboard                                      23.6          21.5        27.2        28.8      101.1
Production (in thousands of tonnes)
  Pulp                                               168.4         155.3       109.4       105.7      538.8
  Containerboard                                      24.7          25.4        27.4        24.1      101.6
Average sales revenue per tonne (in dollars)       $   747      $    591     $   551     $   559   $    624
Average cost of sales per tonne (in dollars)           568           632         500         546        565
Benchmark price (US$ per tonne)(5):
  NBSK Pulp, Northern Europe delivery                  660           545         457         463        531
-----------------------------------------------------------------------------------------------------------
OTHER FINANCIAL/STATISTICAL
Cash flow from operations(3)                                                                       $  266.2
Capital expenditures                                                                                   92.7
Total assets                                                                                        3,149.8
Total long-term debt                                                                                1,174.6
Shareholders' equity                                                                                1,036.5
Total debt to total capitalization                                                                       53%
Effective foreign exchange rate - C$/US$                                                              1.535
Number of employees at period end                                                                     3,772
-----------------------------------------------------------------------------------------------------------

1 EBITDA is defined as earnings from continuing operations before interest expense, interest income, taxes, depreciation, amortization, and before other non-operating income and expenses. As there is no generally accepted method of calculating EBITDA, the measure is calculated by the Company and may not be comparable to similarly-titled measures reported by other companies. EBITDA is presented because we believe it is a useful indicator of a company's ability to meet debt service and capital expenditure requirements. The Company interprets EBITDA trends as an indicator of relative operating performance. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of Norske Skog Canada Limited's financial performance or as an alternative to cash flows as a measure of liquidity.


44 / 45

                Norske Skog Canada Limited 2002 Annual Report

-------------------------------------------------------------------------------------------------------------
In millions of dollars, except where otherwise stated                          Unaudited
-------------------------------------------------------------------------------------------------------------
                                                                 Year ended December 31, 2002
                                                   ----------------------------------------------------------
                                                      Q1          Q2           Q3          Q4         YTD
                                                   ----------------------------------------------------------
SPECIALTIES
Net sales                                          $  170.4    $  170.9     $ 195.1     $ 216.1     $   752.5
Operating earnings                                      7.4        (5.2)        2.4        (9.6)         (5.0)
EBITDA(1)                                              26.3        14.3        25.2        13.9          79.7
EBITDA margin(2)                                      15.4%         8.4%       12.9%        6.4%         10.6%
Sales (in thousands of tonnes)                        181.5       195.7       223.1       247.8         848.1
Production (in thousands of tonnes)                   188.3       197.2       241.7       238.0         865.2
Average sales revenue per tonne (in dollars)       $    939    $    873     $   874     $   872     $     887
Average cost of sales per tonne (in dollars)            754         763         729         782           758
-------------------------------------------------------------------------------------------------------------
NEWSPRINT
Net sales                                          $   91.0    $  112.0     $ 117.1     $ 120.5     $   440.6
Operating earnings                                    (27.8)      (23.7)      (15.2)      (19.3)        (86.0)
EBITDA(1)                                             (12.3)       (8.2)        0.9        (3.0)        (22.6)
EBITDA margin(2)                                      (13.5)%      (7.3)%       0.8%       (2.5)%        (5.1)%
Sales (in thousands of tonnes)                        150.6       198.5       201.6       198.8         749.5
Production (in thousands of tonnes)                   150.0       197.3       201.8       198.1         747.2
Average sales revenue per tonne (in dollars)       $    604    $    564     $   581     $   606     $     588
Average cost of sales per tonne (in dollars)            653         581         551         591           590
Benchmark price (US$ per tonne)(5):
  Newsprint 48.8 gsm, West Coast delivery               462         440         452         472           456
-------------------------------------------------------------------------------------------------------------
PULP AND CONTAINERBOARD
Sales                                              $   92.5    $  109.6     $ 122.0     $ 110.2     $   434.3
Less: inter-segment sales                             (29.6)      (32.7)      (41.6)      (41.2)       (145.1)
                                                   --------    --------     -------     -------     ---------
Net sales                                          $   62.9    $   76.9     $  80.4     $  69.0     $   289.2
                                                   --------    --------     -------     -------     ---------
Operating earnings                                 $  (24.2)   $   (8.2)    $   8.9     $  (7.4)    $   (30.9)
EBITDA(1)                                             (16.1)       (0.1)       16.3        (0.6)         (0.5)
EBITDA margin(2)                                      (25.6)%      (0.1)%      20.3%       (0.9)%        (0.2)%
Sales (in thousands of tonnes)
  Pulp                                                 85.8       107.6        97.7        90.1         381.2
  Containerboard                                       25.1        30.2        28.9        27.5         111.7
Production (in thousands of tonnes)
  Pulp                                                 80.4       101.8        98.3        93.8         374.3
  Containerboard                                       27.0        27.6        29.9        29.6         114.1
Average sales revenue per tonne (in dollars)       $    567    $    558     $   635     $   587     $     587
Average cost of sales per tonne (in dollars)            681         534         479         559           559
Benchmark price (US$ per tonne)(5):
  NBSK Pulp, Northern Europe delivery                   443         457         485         447           458
-------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL/STATISTICAL
Cash flow from operations(3)                                                                        $    (2.6)
Capital expenditures                                                                                     82.2
Total assets                                                                                          2,893.5
Total long-term debt                                                                                    886.2
Shareholders' equity                                                                                  1,124.7
Total debt to total capitalization                                                                         44%
Effective foreign exchange rate - C$/US$                                                                1.545
Number of employees at period end                                                                       3,800
-------------------------------------------------------------------------------------------------------------

2  EBITDA margin (%) is defined as EBITDA as a percentage of net sales.

3  Operating cash flows after changes in non-cash working capital.

4 Includes the post-acquisition results of Pacifica and the pre-disposition results of Mackenzie.

5  Benchmark prices are sourced from RISI.

                  Norske Skog Canada Limited 2002 Annual Report

                            MANAGEMENT'S RESPONSIBILITY

The management of Norske Skog Canada Limited is responsible for the preparation, integrity and fair presentation of the accompanying consolidated financial statements and other information contained in this Annual Report. The consolidated financial statements and related notes were prepared in accordance with accounting principles generally accepted in Canada and reflect management's best judgments and estimates. Financial information provided elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

     Management maintains a system of internal controls over financial reporting that encompasses policies, procedures and controls to provide reasonable assurance that assets are safeguarded against loss or unauthorized use, transactions are executed and recorded in accordance with management's authorization, and financial records are accurate and reliable.

     The Board of Directors is responsible for satisfying themselves that management fulfills its responsibilities for financial reporting and internal control. The Audit Committee, which is comprised of six non-management members of the Board of Directors, provides oversight to the financial reporting process. The Audit Committee meets periodically with management, the internal auditors and the external auditors to review the consolidated financial statements, the adequacy of financial reporting, accounting systems and controls and internal and external auditing functions.

     The consolidated financial statements have been reviewed by the Audit Committee, which has recommended their approval by the Board of Directors. These consolidated financial statements have been audited by KPMG LLP, the external auditors, whose report follows.

/s/ Russell J. Horner                  /s/ Ralph Leverton
---------------------------            ---------------------------
Russell J. Horner                      Ralph Leverton
President and                          Vice-President, Finance
Chief Executive Officer                and Chief Financial Officer

January 29, 2003


46 / 47

                  Norske Skog Canada Limited 2002 Annual Report

                                AUDITORS' REPORT
                               TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Norske Skog Canada Limited as at December 31, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
---------------------
Chartered Accountants
Vancouver, Canada

January 20, 2003

                  Norske Skog Canada Limited 2002 Annual Report

                                  CONSOLIDATED
                                 BALANCE SHEETS

--------------------------------------------------------------------------------
In millions of dollars
--------------------------------------------------------------------------------
                                                           As at December 31
                                                          ----------------------
                                                                2002        2001
                                                                        Restated
                                                                       (Note 1p)
                                                          ----------------------
ASSETS
Current assets
  Cash and short-term investments (note 4)                $        -   $   104.8
  Marketable securities (note 5)                                   -        34.4
  Accounts receivable                                          277.3       303.1
  Inventories (note 6)                                         242.7       230.5
  Prepaid expenses                                               9.2         4.1
                                                          ----------   ---------
                                                               529.2       676.9

Fixed assets (note 7)                                        2,326.6     2,416.4
Other assets (note 8)                                           37.7        56.5
                                                          ----------   ---------
                                                          $  2,893.5   $ 3,149.8
                                                          ==========   =========
LIABILITIES
Current liabilities
  Accounts payable and accrued liabilities (note 9)       $    288.8   $   285.6
  Current portion of long-term debt (note 10)                      -        10.7
                                                          ----------   ---------
                                                               288.8       296.3
Long-term debt (note 10)                                       886.2     1,163.9
Other long-term obligations (note 11)                          188.3       152.6
Future income taxes (note 12)                                  397.0       492.0
Deferred credits (note 13)                                       8.5         8.5
                                                          ----------   ---------
                                                             1,768.8     2,113.3
                                                          ----------   ---------
SHAREHOLDERS' EQUITY
Share capital (note 14)                                        884.6       673.1
Retained earnings                                              240.1       363.4
                                                          ----------   ---------
                                                             1,124.7     1,036.5
                                                          ----------   ---------
                                                          $  2,893.5   $ 3,149.8
                                                          ==========   =========
--------------------------------------------------------------------------------

Commitments (note 21)
Contingency (note 22)


Approved by the Board:

/s/ Russell J. Horner                   /s/ William P. Rosenfeld
---------------------                   ------------------------
Russell J. Horner                       William P. Rosenfeld
Director                                Director


48 / 49

                  Norske Skog Canada Limited 2002 Annual Report

                             CONSOLIDATED STATEMENTS
                                   OF EARNINGS

---------------------------------------------------------------------------------------------
In millions of dollars, except where otherwise stated
---------------------------------------------------------------------------------------------
                                                                      Years ended December 31
                                                                      -----------------------
                                                                            2002        2001
                                                                                    Restated
                                                                                    (Note 1p)
                                                                      -----------------------
Net sales                                                               $ 1,482.3  $ 1,388.7
                                                                        ---------  ---------
Operating expenses
  Cost of sales                                                           1,360.4    1,114.2
  Selling, general and administrative                                        65.3       63.6
  Depreciation and amortization                                             178.5      131.2
                                                                        ---------  ---------
                                                                          1,604.2    1,309.0
                                                                        ---------  ---------
Operating earnings (loss)                                                  (121.9)      79.7
Foreign exchange gain (loss) on translation of long-term debt                12.3      (17.1)
Other expense, net (note 16)                                                (13.3)     (40.2)
Interest expense                                                            (77.9)     (34.1)
Interest income                                                               1.7       35.0
                                                                        ---------  ---------
Earnings (loss) before income taxes                                        (199.1)      23.3
Income tax recovery (note 12)                                               (75.8)     (21.2)
                                                                        ---------  ---------
Net earnings (loss)                                                     $  (123.3) $    44.5
                                                                        =========  =========
Basic and diluted earnings (loss) per share (in dollars) (note 15)      $   (0.64) $    0.32
                                                                        =========  =========
---------------------------------------------------------------------------------------------


                             CONSOLIDATED STATEMENTS
                              OF RETAINED EARNINGS

---------------------------------------------------------------------------------------------
In millions of dollars
---------------------------------------------------------------------------------------------
                                                                     Years ended December 31
                                                                     ------------------------
                                                                             2002       2001
                                                                                    Restated
                                                                                    (Note 1p)
                                                                     ------------------------
Balance, beginning of year                                              $   363.4  $   902.6
Net earnings (loss)                                                        (123.3)      44.5
Special distribution (note 2)                                                   -     (546.5)
Dividends                                                                       -      (37.2)
                                                                        ---------  ---------
Balance, end of year                                                    $   240.1  $   363.4
                                                                        =========  =========
---------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

                             CONSOLIDATED STATEMENTS
                                  OF CASH FLOWS

----------------------------------------------------------------------------------------------
In millions of dollars
----------------------------------------------------------------------------------------------
                                                                     Years ended December 31
                                                                     -------------------------
                                                                             2002         2001
                                                                                      Restated
                                                                                      (Note 1p)
                                                                     -------------------------
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net earnings (loss)                                                     $  (123.3)   $    44.5
Items not requiring (providing) cash
  Depreciation and amortization                                             178.5        131.2
  Future income taxes                                                       (91.5)        (7.7)
  Increase in other long-term obligations                                    12.0          4.9
  Gain on sale of marketable securities (note 5)                             (4.8)           -
  Foreign exchange loss (gain) on translation of long-term debt             (12.3)        17.1
  Loss on sale of Mackenzie pulp operations                                     -         31.4
  Write-off of deferred financing costs (note 16)                            15.8            -
  Other                                                                       1.5          7.5
                                                                        ---------    ---------
                                                                            (24.1)       228.9
                                                                        ---------    ---------
Change in non-cash working capital
  Accounts receivable                                                        30.4         59.2
  Inventories                                                               (13.0)        52.3
  Prepaid expenses                                                           (4.9)         6.3
  Accounts payable and accrued liabilities                                    9.0        (80.5)
                                                                        ---------    ---------
                                                                             21.5         37.3
                                                                        ---------    ---------
Cash provided (used) by operations                                           (2.6)       266.2
                                                                        ---------    ---------
INVESTING
  Acquisition of Pacifica Papers Inc. [note 3(a)]                               -        (74.1)
  Additions to fixed assets                                                 (82.2)       (92.7)
  Proceeds from sale of marketable securities (note 5)                       39.2            -
  Proceeds from sale of Mackenzie pulp operations [note 3(b)]                   -        103.8
  Proceeds from sale of fixed assets                                          1.5          0.7
  Increase in other long-term obligations                                     3.2            -
  Decrease (increase) in other assets                                        (4.4)         1.6
                                                                        ---------    ---------
                                                                            (42.7)       (60.7)
                                                                        ---------    ---------
FINANCING
  Special distribution (note 2)                                                 -     (1,490.3)
  Increase in revolving loan (note 10)                                      119.1            -
  Issue of long-term debt (note 10)                                             -        768.7
  Repayment of long-term debt (note 10)                                    (386.7)      (240.9)
  Issue of common shares, net of share issue costs (note 14)                208.1            -
  Financing costs                                                               -        (30.7)
  Dividends paid                                                                -        (37.2)
                                                                        ---------    ---------
                                                                            (59.5)    (1,030.4)
                                                                        ---------    ---------
CASH, DECREASE DURING YEAR1                                                (104.8)      (824.9)
CASH, BEGINNING OF YEAR1                                                    104.8        929.7
                                                                        ---------    ---------
CASH, END OF YEAR1                                                      $       -    $   104.8
                                                                        =========    =========
SUPPLEMENTAL INFORMATION:
  Income taxes paid                                                     $    12.8    $     5.0
  Non-cash consideration for acquisition of Pacifica [note 3(a)]                -        354.3
  Non-cash proceeds from sale of Mackenzie pulp operations [note 3(b)]          -         34.6
  Net interest paid (received)                                               77.1        (19.9)
----------------------------------------------------------------------------------------------

1  Cash includes cash and short-term investments.


50 / 51

                  Norske Skog Canada Limited 2002 Annual Report

                                     NOTES TO
                        CONSOLIDATED FINANCIAL STATEMENTS

                 For the Years Ended December 31, 2002 and 2001


 1 |  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

   These consolidated financial statements of Norske Skog Canada Limited ("the Company" or "NorskeCanada") are expressed in millions of Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). These financial statements differ in certain respects from those prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and are not intended to provide certain disclosures which would typically be found in U.S. GAAP financial statements. These measurement differences are described in note 23, "Differences between United States and Canadian generally accepted accounting principles".

   a. BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and from their respective dates of acquisition of control or formation, its wholly owned subsidiaries and partnership. The Company's 50.1% proportionate share of Powell River Energy Inc. ("PREI"), a joint venture between Great Lakes Power Inc. ("Great Lakes") and the Company, is accounted for using the proportionate consolidation method. All inter-company transactions and amounts have been eliminated on consolidation.

   b. USE OF ESTIMATES

      The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual amounts could differ from those estimates.

   c. INVENTORIES

      Inventories, other than supplies which are valued at cost, are valued at the lower of average cost and net realizable value.

   d. FIXED ASSETS

      Fixed assets are recorded at cost. Buildings, machinery and equipment are depreciated on a straight-line basis at rates that reflect estimates of the economic lives of the assets. The rates for major classes of assets are:

             Buildings                                              2.5 - 5.0%
             Pulp and paper machinery and equipment                       5.0%

      During periods of major production interruption, an obsolescence amount of 10% of normal depreciation is charged on manufacturing equipment. No depreciation is charged on capital projects during the period of construction. Start-up costs incurred in achieving normal operating capacity on major capital projects are deferred and amortized over a five-year period.

   e. FINANCING COSTS

      Financing costs included in other assets on the consolidated balance sheet represent the costs of negotiating and securing the Company's long-term debt. Related amortization is included in interest expense on a straight-line basis over the term of the debt.

                  Norske Skog Canada Limited 2002 Annual Report


   f. SHARE ISSUE COSTS

      Direct costs of issuing shares, net of income tax recoveries thereon, are applied to reduce the value of consideration assigned to such shares.

   g. REVENUE RECOGNITION

      The Company recognizes revenues upon shipment when the significant risks and rewards of ownership are transferred to the customer. Title of the products is typically transferred to the customers at the time of shipment and payment is based on agreed prices and credit terms contained on sales invoices. Customers have no contractual right of return, except in the event of a quality issue. Freight costs are charged against gross revenue in determining net sales.

   h. FOREIGN CURRENCIES

      The majority of the Company's sales are denominated in foreign currencies, principally the U.S. dollar. Revenue and expense items denominated in foreign currencies are translated at the rates of exchange prevailing during the period. Monetary assets and liabilities of the Company's operations denominated in foreign currencies are translated at the period-end exchange rates. Non-monetary assets and liabilities are translated at rates of exchange in effect when the assets are acquired or obligations incurred. Foreign exchange gains and losses are reflected in net earnings for the period.

   i. DERIVATIVE FINANCIAL INSTRUMENTS

      The Company uses derivative financial instruments for hedging purposes in the management of foreign currency, interest rate and commodity price exposures. The Company's policy is not to use derivatives for trading or speculative purposes. Risk management strategies and relationships are formally documented and assessed on a regular, ongoing basis to ensure the derivatives are effective in offsetting changes in fair values or cash flows of hedged items.

         Foreign exchange exposure to foreign currency receipts and related receivables, primarily in U.S. currency, is managed through the use of foreign exchange forward contracts and options. Resulting foreign exchange translation gains and losses are recognized when realized on maturity in "Net sales".

         Price risk associated with the sale of products or purchase of certain inputs, primarily oil and gas, is managed from time to time through the use of commodity swaps. Resulting realized gains and losses are recognized when realized on maturity in "Net sales" or "Cost of sales".

         Foreign currency exposure on long-term debt denominated in U.S. currency is managed through the use of forward exchange contracts and options. Resulting gains and losses are accrued under other assets or liabilities on the balance sheet and recognized in `Foreign exchange gain (loss) on translation of long-term debt', offsetting the respective translation gains and losses recognized on the underlying foreign currency long-term debt. The forward premium or discount on forward foreign exchange contracts used to hedge foreign currency long-term debt is initially deferred and amortized prospectively as an adjustment to interest expense over the term of the forward contract.

         Exposure to interest rates on long-term debt is managed through the use of interest swaps. These swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. Settlement amounts under interest swap agreements are recognized as adjustments to interest expense.


52 / 53

                  Norske Skog Canada Limited 2002 Annual Report


   j. INCOME TAXES

      Income taxes are accounted for under the liability method. Future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities) and non-capital loss carry-forwards and are measured using the current tax rates and laws expected to apply when these differences reverse. Future tax benefits, including non-capital loss carry-forwards, are recognized to the extent that realization of such benefits is considered more likely than not. The effect on future tax assets and liabilities of a change in tax rates is recognized in earnings in the period that substantive enactment or enactment occurs.

   k. ENVIRONMENTAL COSTS

      Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures that prevent future environmental contamination are capitalized as fixed assets. Expenditures that relate to an existing condition caused by past operations are expensed. Liabilities are recorded on an undiscounted basis when rehabilitation efforts are likely to occur and the costs can be reasonably estimated.

   l. EMPLOYEE FUTURE BENEFITS

      The estimated cost for pensions and other post-retirement benefits provided to employees by the Company is accrued using actuarial techniques and assumptions, including an appropriate discount rate, during the employees' active years of service.

   m. EARNINGS PER SHARE

      Basic earnings per share are computed by dividing net earnings by the weighted average shares outstanding during the reporting period.
      Diluted earnings per share are computed using the treasury stock method.

   n. MARKETABLE SECURITIES

      Marketable securities are valued at the lower of cost or quoted market value.

   o. COMPARATIVE FIGURES

      Certain comparative figures have been reclassified to conform with the presentation adopted for the current year.

   p. ACCOUNTING POLICY CHANGES:

      STOCK-BASED COMPENSATION PLANS
      Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants' ("CICA") new Handbook Section 3870, STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS. Under the new standard, stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, are accounted for using the fair value based method. No compensation cost is required to be recorded for all other stock-based employee compensation awards. Consideration paid by employees on the exercise of stock options is recorded as share capital and contributed surplus. The Company discloses the pro forma effect of accounting for these awards under the fair value based method [see note 14(c)]. The adoption of this new standard has resulted in no changes to amounts previously reported.

                  Norske Skog Canada Limited 2002 Annual Report

   FOREIGN CURRENCY TRANSLATION

      Effective January 1, 2002, the Company adopted the CICA's revised Handbook Section 1650, FOREIGN CURRENCY TRANSLATION. The revised standard eliminates the deferral and amortization of foreign currency translation gains and losses on long-lived monetary items. The revised standard also requires disclosure of these foreign exchange gains and losses.

         The revised standard has been applied retroactively, with restatement of prior periods, resulting in a reduction to amounts previously reported at December 31, 2001 for other assets of $17.1 million, future income taxes of $3.0 million, and retained earnings of $14.1 million. The restatement of prior period earnings resulted in a loss on translation of long-term debt for the year ended December 31, 2001 of $17.1 million and an income tax recovery of $3.0 million relating to unrealized foreign currency exchange losses previously deferred.

 2 |  SPECIAL DISTRIBUTION
-------------------------------------------------------------------------------

      On August 28, 2001, the Company paid a special distribution ("Special Distribution") of $1,490.3 million ($12.00 per common share), which consisted of a return of capital of $943.8 million ($7.60 per common share) and a special dividend of $546.5 million ($4.40 per common share).

 3 |  ACQUISITION AND DISPOSAL
-------------------------------------------------------------------------------

   a. ACQUISITION OF PACIFICA PAPERS INC.

      On August 27, 2001, the Company completed the Acquisition ("Acquisition") of Pacifica Papers Inc. ("Pacifica"). Under the terms of an arrangement agreement ("Arrangement") between both companies, the Pacifica shareholders were entitled, for each of their shares, to elect to receive either: (i) 2.1 NorskeCanada common shares ("Shares Option"), or (ii) 1.0 NorskeCanada common share and $7.50 in cash ("Partial Cash Option").

         The Company based its valuation on $7.00 per common share, which represented the weighted average trading price of its common shares over the twenty-day period prior to the signing and announcement of the Arrangement on March 25, 2001, as adjusted for the Special Distribution.

         Upon closing, shareholders owning 21,050,273 of Pacifica's shares elected to receive the Shares Option and shareholders owning 6,415,307 of Pacifica's shares elected to receive the Partial Cash Option.

         The Acquisition has been accounted for by using the purchase method of accounting. The following amounts were assigned to the assets and liabilities acquired, based on their fair value as at August 31, 2001 (the effective date of the Acquisition for accounting purposes):


54 / 55

                  Norske Skog Canada Limited 2002 Annual Report

      ---------------------------------------------------------------------
                                                                      As at
                                                                 August 31,
                                                                       2001
                                                                 ----------
      ASSETS ACQUIRED:
      Current assets                                             $    237.9
      Fixed assets                                                  1,302.4
      Other assets                                                      9.3
                                                                 ----------
                                                                 $  1,549.6
                                                                 ----------
      LIABILITIES ASSUMED:
      Current liabilities                                        $    164.9
      Operating loan                                                   23.3
      Long-term debt                                                  591.5
      Other long-term liabilities                                      80.9
      Future income taxes                                             260.6
                                                                 ----------
                                                                 $  1,121.2
                                                                 ----------
      Fair value of net assets acquired                          $    428.4
                                                                 ==========
      CONSIDERATION PAID:

      Cash, including transaction costs                          $     74.1
      Common shares                                                   354.3
                                                                 ----------
                                                                 $    428.4
                                                                 ==========
      ---------------------------------------------------------------------

         Liabilities assumed on Acquisition included severance and restructuring costs of $67.0 million related to the permanent closure of the Powell River kraft pulp mill operations in November 2001 and elimination of 120 positions at the Company's corporate and sales offices and its Port Alberni operations. The closure of the Powell River kraft pulp mill operations, which included the mill's groundwood and woodroom operations, resulted in the elimination of 282 positions. During the current year, the long-term component of associated severance liabilities, which amounted to $19.4 million, was reclassed from current liabilities to other long-term liabilities (note 9).

         Liabilities assumed on Acquisition also included an increase of $23.2 million related to the fair value of Pacifica's US$200.0 million senior notes (note 10).

   b. DISPOSAL OF MACKENZIE PULP OPERATIONS

      On June 15, 2001, the Company sold its Mackenzie pulp operations for net proceeds of $138.4 million, resulting in a loss of $19.0 million, net of an income tax recovery of $12.4 million. The net proceeds of disposal ("Disposal") included 1,750,000 shares of Pope & Talbot Inc., which had a quoted market value of $34.6 million on the closing date (see note 5). The assets and liabilities disposed of were $185.9 million and $28.5 million, respectively.

 4 |  CASH AND SHORT-TERM INVESTMENTS
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------
                                                              2002     2001
                                                             --------------
      Cash and short-term investments                        $   -  $ 104.8
                                                             =====  =======
      ---------------------------------------------------------------------

      At December 31, 2001, cash and short-term investments included term deposits and commercial paper at market rates averaging 2.3%. The short-term investments had a maturity date within 30 days, were readily convertible into cash and were considered cash equivalents.

                  Norske Skog Canada Limited 2002 Annual Report

 5 |  MARKETABLE SECURITIES
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------
                                                              2002     2001
                                                             --------------
      Marketable securities                                  $   -  $  34.4
                                                             =====  =======
      ---------------------------------------------------------------------

      On March 28, 2002, the Company sold its 1,750,000 shares of Pope & Talbot Inc. for net proceeds of $39.2 million and a gain of $4.8 million.

 6 |  INVENTORIES
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------
                                                              2002     2001
                                                           ----------------
      Specialties and newsprint                            $  73.5  $  63.7
      Pulp and containerboard                                 22.8     29.2
      Wood chips, pulp logs and other fibre                   58.8     52.3
      Operating and maintenance supplies                      87.6     85.3
                                                           -------  -------
                                                           $ 242.7  $ 230.5
                                                           =======  =======
      ---------------------------------------------------------------------

 7 |  FIXED ASSETS
-------------------------------------------------------------------------------

      -------------------------------------------------------------------------
                                                       2002
                                     ------------------------------------------
                                                    Accumulated        Net Book
                                           Cost    Depreciation           Value
                                     ------------------------------------------
      PROPERTY, PLANT AND EQUIPMENT
        Specialties and newsprint     $ 2,615.0      $    797.6       $ 1,817.4
        Pulp and containerboard           980.5           471.3           509.2
                                      ---------      ----------       ---------
                                      $ 3,595.5      $  1,268.9       $ 2,326.6
                                      =========      ==========       =========
      -------------------------------------------------------------------------

      -------------------------------------------------------------------------
                                                       2001
                                     ------------------------------------------
                                                    Accumulated        Net Book
                                           Cost    Depreciation           Value
                                     ------------------------------------------
      PROPERTY, PLANT AND EQUIPMENT
        Specialties and newsprint     $ 2,547.3      $    665.4       $ 1,881.9
        Pulp and containerboard           957.9           423.4           534.5
                                      ---------      ----------       ---------
                                      $ 3,505.2      $  1,088.8       $ 2,416.4
                                      =========      ==========       =========
      -------------------------------------------------------------------------

 8 |  OTHER ASSETS
-------------------------------------------------------------------------------

      --------------------------------------------------------------------------------
                                                                      2002        2001
                                                                              Restated
                                                                              (Note 1p)
                                                                    ------------------
      Deferred financing costs                                      $ 25.8      $ 37.4
      Forward foreign currency contracts hedging long-term debt        6.7        13.4
      Deferred charges and other                                       5.2         5.7
                                                                    ------      ------
                                                                    $ 37.7      $ 56.5
                                                                    ======      ======
      --------------------------------------------------------------------------------


56 / 57

                  Norske Skog Canada Limited 2002 Annual Report

 9 |  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
-------------------------------------------------------------------------------

      --------------------------------------------------------------------------------
                                                                      2002        2001
                                                                   -------------------
      Trade accounts payable                                       $ 174.1     $ 127.6
      Accrued payroll and related liabilities                         68.7        53.6
      Severance costs                                                  2.1        42.9
      Other                                                           43.9        61.5
                                                                   -------     -------
                                                                   $ 288.8     $ 285.6
                                                                   =======     =======
      --------------------------------------------------------------------------------


   The severance costs relate to provisions of $50.9 million associated with the termination of employees arising from the Acquisition. The Company's severance arrangements included a lump-sum severance and enhancements to the employees' retirement benefits. The enhancement to the retirement benefits comprised of a bridge benefit plus an additional lifetime pension. During the year, $19.4 million, the non-lump-sum component of the severance costs, was reclassified to long-term obligations. With respect to the remaining balance, the amount paid in the year ended December 31, 2002 was $22.3 million (2001 - $7.1 million).

 10|  LONG-TERM DEBT
-------------------------------------------------------------------------------

   The Company's long-term debt, including current maturities, is as follows:

      ----------------------------------------------------------------------------------------------------
                                                                                    2002              2001
                                                                                 -------------------------
      RECOURSE
      Senior notes, 8.625% due June 2011 (US$250.0 million)                      $ 394.9         $   398.2
      Senior notes, 10% due March 2009 (US$200.0 million) [note 3(a)]              335.0             340.7
                                                                                 -------         ---------
                                                                                   729.9             738.9
      Revolving operating loan of up to $350.0 million,
        due July 2005 with interest at CDN prime rate/US base rate
        plus 1.25% or LIBOR/BA rate plus 2.25%, at the Company's option            118.7                 -

      Term loan, due June 2006, with interest at
        CDN prime rate/US base rate plus 1.25%,
        or LIBOR/BA rate plus 2.25%, at the Company's option                           -              72.2

      Term loan, due August 2007, with interest at
        US prime rate plus 1.75%, or LIBOR plus 2.75%,
        at the Company's option (US$199.0 million)                                     -             316.9
                                                                                 -------         ---------
                                                                                   848.6           1,128.0
                                                                                 -------         ---------

      NON-RECOURSE (PREI)
      First Mortgage Bonds, 6.387% due July 2009                                    37.6                 -

      Term loan (senior debt), due August 2002, with interest at
        CDN prime rate/US base rate plus 0.25%,
        or LIBOR/BA rate plus 1.25%, at the Company's option                           -              35.1

      Term loan (junior debt), due August 2002,
        with interest at BA rate plus 3.5%                                             -              11.5
                                                                                 -------         ---------
                                                                                    37.6              46.6
                                                                                 -------         ---------
      Total long-term debt                                                         886.2           1,174.6
      Less: Current portion                                                            -             (10.7)
                                                                                 -------         ---------
                                                                                 $ 886.2         $ 1,163.9
                                                                                 =======         =========
      ----------------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

   On May 28, 2002, the Company repaid the outstanding balance on its term loans and used the proceeds from an equity offering (note 14), together with cash on hand and drawings on its then existing credit facilities, to fund the repayment.

   On July 19, 2002, the Company replaced its then existing revolving credit facility with a new $350.0 million revolving operating loan. Substantially all of the assets of the Company are pledged as security under the new revolving loan and the revolving loan's availability is determined by a borrowing base, calculated on accounts receivable and inventory balances, and includes a covenant to maintain the debt/capitalization ratio below 60%. An interest coverage covenant is applicable in certain circumstances if the Company incurs secured debt other than under its revolving operating loan. No such debt has been incurred. At December 31, 2002, the unused portion of the revolving operating loan available to the Company, after giving effect to outstanding letters of credit, was $183.1 million.

   The indentures and agreements governing the Company's senior notes and revolving operating loan contain customary restrictive covenants, including restrictions on the incurrence of additional indebtedness, certain payments including dividends and investments in other persons, the creation of liens, sale and leaseback transactions, certain amalgamations, mergers, consolidations and the use of proceeds arising from certain sales of assets and certain transactions with affiliates. At December 31, 2002, the Company remained in compliance with the covenants under both its credit facilities and bond indentures. However, the Company's Consolidated Fixed Charge Ratio was below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, does prohibit the payment of dividends and limits the amount of additional debt that can be incurred outside of the existing credit facilities.

   On July 24, 2002, PREI refinanced its debt by issuing $75.0 million of First Mortgage Bonds due July 2009. The First Mortgage Bonds are secured by a pledge of substantially all the assets of PREI. As part of the refinancing, the Company and Great Lakes each advanced $7.5 million to PREI. The Company drew $7.5 million from its revolving operating loan to finance its advance.

SCHEDULED LONG-TERM DEBT REPAYMENTS

---------------------------------------------------------------------------------
                                                         Recourse    Non-Recourse
                                                             Debt            Debt
                                                        -------------------------
2003                                                    $       -        $      -
2004                                                            -               -
2005                                                        118.7               -
2006                                                            -               -
2007                                                            -               -
Thereafter                                                  729.9            37.6
                                                        ---------        --------
                                                        $   848.6        $   37.6
                                                        =========        ========
---------------------------------------------------------------------------------

FAIR VALUE OF LONG-TERM DEBT

The following estimated fair value of the long-term debt at December 31, 2002 and 2001 has been determined based on management's best estimate of the fair value to refinance debt with similar terms at the respective year-end dates:

---------------------------------------------------------------------------------
                                                             2002            2001
                                                        -------------------------
Recourse                                                $   875.4       $ 1,142.3
Non-recourse                                                 38.7            46.6
                                                        ---------       ---------
                                                        $   914.1       $ 1,188.9
                                                        =========       =========
---------------------------------------------------------------------------------


58 / 59

                  Norske Skog Canada Limited 2002 Annual Report

 11|  OTHER LONG-TERM OBLIGATIONS
-------------------------------------------------------------------------------

      ---------------------------------------------------------------------------
                                                          2002               2001
                                                       --------------------------
      Post-retirement benefits (note 17)               $ 112.7            $ 102.3
      Pension plans (note 17)                             51.1               31.3
      Environmental, remedial and other                   24.5               19.0
                                                       -------           --------
                                                       $ 188.3            $ 152.6
                                                       =======            =======
      ---------------------------------------------------------------------------


 12|  INCOME TAXES
-------------------------------------------------------------------------------

   The tax effects of temporary differences that give rise to significant future tax liabilities (assets) are as follows:

      ---------------------------------------------------------------------------
                                                           2002              2001
                                                                         Restated
                                                                         (Note 1p)
                                                        -------------------------
      FUTURE TAX LIABILITY
        Fixed assets                                    $ 512.0           $ 654.5
        Other                                              39.4              49.3
                                                        -------           -------
                                                          551.4             703.8
                                                        -------           -------
      FUTURE TAX ASSETS
        Non-capital loss carry-forwards                   (56.9)           (131.5)
        Employee future benefits                          (60.9)            (50.5)
        Other                                             (47.7)            (41.8)
                                                        -------           -------
                                                         (165.5)           (223.8)
      Valuation allowance                                  11.1              12.0
                                                        -------           -------
                                                         (154.4)           (211.8)
                                                        -------           -------
      Net future income tax liability                   $ 397.0           $ 492.0
                                                        =======           =======
      ---------------------------------------------------------------------------

         During the current year, a change in the estimate of prior year tax depreciation claims resulted in $83.0 million of future tax assets being transferred out of the future tax asset for non-capital loss carry-forwards and netted against the future tax liability for fixed assets.

         The components of income tax recovery are as follows:

      ---------------------------------------------------------------------------------------------------
                                                                                     2002            2001
                                                                                                 Restated
                                                                                                 (Note 1p)
                                                                                -------------------------
      Current                                                                   $     15.7        $   5.6
      Future                                                                         (91.5)          12.1
      Release of future taxes related to 3% reduction
        in provincial corporate income tax rate                                          -          (22.8)
      Amortization of deferred credits on utilization of acquired tax losses             -          (16.1)
                                                                                ----------        -------
                                                                                $    (75.8)       $ (21.2)
                                                                                ==========        =======
      ---------------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

   The reconciliation of income taxes calculated at the statutory rate to the actual income tax provision is as follows:

      ---------------------------------------------------------------------------------------------------
                                                                     2002                    2001
                                                                                       Restated (Note 1p)
                                                             --------------------------------------------
      Income tax expense (recovery) at
        Canadian statutory rates                             $ (70.7)     (35.5)%     $    9.0      38.5%
      Increase (decrease) in income taxes for:
        Non-taxable income and expenses                         (1.9)      (1.0)           4.2      18.0
        Release of future income taxes related
          to 3% reduction in provincial corporate
          income tax rate                                          -          -          (22.8)    (97.8)
        Amortization of deferred credits
          on utilization of acquired tax losses                    -          -          (16.1)    (69.0)
        Change in the future income tax estimate
          for prior years                                       (9.7)      (4.9)             -         -
        Large corporations tax                                   5.7        2.9            4.5      19.3
        Other                                                    0.8        0.4              -         -
                                                             -------      ------      --------     ------
      Income tax recovery                                    $ (75.8)     (38.1)%     $  (21.2)    (91.0)%
                                                             =======      ======      ========     ======
      ---------------------------------------------------------------------------------------------------

 13|  DEFERRED CREDITS
-------------------------------------------------------------------------------

      --------------------------------------------------------------------------------------------------
                                                                                         2002       2001
                                                                                        ----------------
      Beginning of year                                                                 $ 8.5    $  35.6
      Amortization of deferred credits on utilization of acquired tax losses                -      (16.1)
      Adjustment related to acquired tax losses                                             -       (8.9)
      Adjustment resulting from a 3% reduction in
        provincial corporate income tax rate                                                -       (2.1)
                                                                                        -----    -------
      End of year                                                                       $ 8.5    $   8.5
                                                                                        =====    =======
      --------------------------------------------------------------------------------------------------

   In prior years, the Company acquired from wholly owned subsidiaries of Fletcher Challenge Limited, the majority shareholder up to July 28, 2000, companies with tax losses carried forward. The purchase price of these companies is subject to adjustment under certain conditions. No price adjustments were made during the year ended December 31, 2002 (2001 - $1.8 million). The deferred credit impact associated with the adjustment related to the acquired tax losses was nil for the year ended December 31, 2002 (2001 - $ 8.9 million).


60 / 61

                 Norske Skog Canada Limited 2002 Annual Report

14 |  SHARE CAPITAL
-------------------------------------------------------------------------------

   a. AUTHORIZED, ISSUED AND OUTSTANDING

      -------------------------------------------------------------------------------------------------
                                                                   2002                   2001
                                                           --------------------   ---------------------
                                                             Shares        $        Shares         $
                                                           ----------    ------   -----------   -------
      Authorized:
            Common shares                                    Unlimited              Unlimited
            Preferred shares                               100,000,000            100,000,000
                                                           ===========    =====   ===========   =======

      Issued and outstanding:
            Common shares                                  205,910,132    884.6   174,810,132     673.1
                                                           ===========    =====   ===========   =======

      Continuity of common shares:
            Beginning of year                              174,810,132    673.1   124,189,252   1,262.6
            Special Distribution (note 2)                            -        -             -    (943.8)
            Issue of common shares                          31,100,000    217.7    50,620,880     354.3
            Share issue costs (net of income
               tax recovery of $3.4 million)                               (6.2)
                                                           -----------    -----   -----------   -------
            End of year                                    205,910,132    884.6   174,810,132     673.1
                                                           ===========    =====   ===========   =======
      -------------------------------------------------------------------------------------------------

      On May 28, 2002, the Company issued 31,100,000 common shares for net cash proceeds of $208.1 million. The Company used the funds to repay its long-term debt (note 10).

   b. STOCK OPTION PLANS

      The Company has an employee share option plan for its key officers and management. Pursuant to the terms of the employee share option plan and in connection with the Special Distribution (note 2), all of the outstanding options were cancelled effective August 31, 2001 upon payment of $1.00 to each individual plan participant in respect of each series of options held by the participant. The Company subsequently granted new options to key officers and managers. These options have a term of five years and are exercisable as to 1/3 on and after the first anniversary date, as to 2/3 on and after the second anniversary date and as to all on and after the third anniversary date, unless the market price of the common shares exceeds a specified acceleration price, at which time all of the options are exercisable. The stock option plan provides for the issuance of up to a maximum of 5.0 million common shares. Details of the Company's share option plan for the years ended December 31, 2002 and 2001 are as follows:

      ----------------------------------------------------------------------------
                                             2002                    2001
                                     --------------------    ---------------------
                                     Number of   Weighted    Number of    Weighted
                                      Common      Average      Common      Average
                                      Shares     Exercise      Shares     Exercise
                                                    Price                    Price
                                     ---------   --------    ---------    --------
      Beginning of year              1,330,000   $   6.60       800,845   $  19.77
      Granted                        3,412,000       5.89     1,330,000       6.60
      Exercised                              -          -             -          -
      Expired or cancelled             (20,000)      7.13      (800,845)    (19.77)
                                     ---------   --------    ----------   --------
      End of year                    4,722,000   $   6.08     1,330,000   $   6.60
                                     =========   ========    ==========   ========
      ----------------------------------------------------------------------------

                 Norske Skog Canada Limited 2002 Annual Report

      The following table summarizes information about stock options outstanding at December 31, 2002:

      --------------------------------------------------------------------------------------
                                 Options Outstanding      Options Exercisable
                                ---------------------   ----------------------
                                 Weighted
                      Number      Average    Weighted      Number     Weighted
         Range of  Outstanding    Option      Average   Exercisable    Average
         Exercise  at Dec. 31,   Remaining   Exercise   at Dec. 31,   Exercise   Accelerated
          Prices       2002     Life (yrs)    Price        2002         Price       Price
         --------  -----------  ----------   --------   -----------   --------   -----------
          $ 6.60    1,330,000       3.7       $ 6.60      443,333      $ 6.60      $  9.47
          $ 7.13    1,138,000       4.1       $ 7.13            -           -      $ 10.00
          $ 5.25    2,254,000       4.8       $ 5.25            -           -      $  7.54
                    ---------       ---       ------      -------      ------      -------
                    4,722,000       4.3       $ 6.08      443,333      $ 6.60      $  8.68
                    =========       ===       ======      =======      ======      =======
      --------------------------------------------------------------------------------------

   c. STOCK-BASED COMPENSATION

      The Company applies settlement accounting for recording share options granted to directors, officers and employees. If the fair value method had been used to determine compensation cost for share options granted to directors, officers and employees, the Company's net loss and loss per share would have been as follows:

      ----------------------------------------------------------------
                                                               2002
                                                             ---------
      NET LOSS:
           As reported                                       $ (123.3)
           Pro forma                                           (123.9)

      NET LOSS PER COMMON SHARE:
           As reported                                          (0.64)
           Pro forma                                            (0.64)
      ----------------------------------------------------------------

         The fair value of share options was estimated using the Black-Scholes option-pricing model with the following assumptions:

      ----------------------------------------------------------------
                                                               2002
                                                             ---------
      Risk-free interest rate                                     5.0%
      Annual dividends per share                                  Nil
      Expected stock price volatility                            27.3%
      Average fair value of options granted                    $ 1.75
      ----------------------------------------------------------------

         The average expected life of the options used in the option-pricing model was determined to be four years.


62 / 63

                 Norske Skog Canada Limited 2002 Annual Report


15 |  EARNINGS PER SHARE
-------------------------------------------------------------------------------

   The following weighted average number of shares were used for computation of earnings per share:

      -------------------------------------------------------------------------------------
                                                                           2002       2001
                                                                                  Restated
                                                                                  (Note 1p)
                                                                       ---------  ---------
      Net earnings (loss) reported                                     $ (123.3)   $  44.5
      Weighted average shares used in computation
        of basic earnings per share (in millions)                         193.4      141.1
      Weighted average shares from assumed conversion
        of dilutive options (in millions)                                     -          -
      Weighted average shares used in computation
        of diluted earnings per share (in millions)                       193.4      141.1
      Basic and diluted earnings (loss) per share (in dollars)         $  (0.64)   $  0.32
      -------------------------------------------------------------------------------------


16 |  OTHER EXPENSE, NET
-------------------------------------------------------------------------------

      -------------------------------------------------------------------------------------
                                                                          2002       2001
                                                                       ---------   --------

      Write-off of deferred financing costs                              $ 15.8      $   -
      Gain on sale of marketable securities (note 5)                       (4.8)         -
      Loss on sale of Mackenzie pulp operations [note 3(b)]                   -       31.4
      Provision for credit risk on commodity swaps                            -        6.5
      Other                                                                 2.3        2.3
                                                                         ------     ------
                                                                         $ 13.3      $40.2
                                                                         ======     ======
      -------------------------------------------------------------------------------------

         The write-off of the deferred financing costs was associated with term and operating credit facilities that were repaid in May 2002 and July 2002 (note 10).


17 |  EMPLOYEE FUTURE BENEFITS
-------------------------------------------------------------------------------

   The Company maintains pension benefit plans, which include defined benefit and defined contribution segments, that are available to all salaried employees and to hourly employees not covered by union pension plans. Employees hired subsequent to January 1, 1994 enroll in the defined contribution segment.

      The defined benefit segment provides a pension based on years of service and earnings. For the defined contribution segment, the Company's contributions are based on a percentage of an employee's earnings with the employee's pension benefits based on these contributions along with investment earnings from those contributions. For the defined contribution segment, the Company's funding obligations are satisfied upon crediting contributions to an employee's account.

      The Company provides other benefit plans consisting of group health care and life insurance benefits to eligible retired employees and their dependents. Assumed health care trend rates have a significant effect on the amounts reported for the post-retirement medical plans.

                 Norske Skog Canada Limited 2002 Annual Report


   Information concerning the Company's defined benefit plans, in aggregate, is as follows:

   -----------------------------------------------------------------------------------------------------
                                                          Pension Benefit Plans     Other Benefit Plans
                                                          ---------------------     --------------------
                                                            2002          2001        2002        2001
                                                          -------       -------     -------      -------
   PLAN ASSETS
      Fair value at beginning of year                     $ 253.8       $ 227.1     $     -      $     -
      Actual return on plan assets                          (11.2)            -           -            -
      Service cost of defined contribution segment           (4.2)         (3.0)          -            -
      Sale of Mackenzie pulp operations                         -          (0.7)          -            -
      Acquisition of Pacifica Papers Inc.                       -          47.2           -            -
      Employee contributions                                  0.6             -           -            -
      Company contributions                                   9.9           4.8         3.5          2.9
      Other                                                   0.5             -           -            -
      Benefit payments                                      (25.4)        (21.6)       (3.5)        (2.9)
                                                          -------       -------     -------      -------
      Fair value at end of year                             224.0         253.8           -            -
                                                          -------       -------     -------      -------

   ACCRUED BENEFIT OBLIGATION
      Beginning of year                                     300.2         226.2       115.3         79.7
      Service cost of defined benefit segment                 4.4           2.1         3.3          1.9
      Interest cost on accrued benefit obligation            20.3          16.7         9.1          5.9
      Employee contributions                                  0.6             -           -            -
      Benefit payments                                      (25.4)        (21.6)       (3.5)        (2.7)
      Sale of Mackenzie pulp operations                         -          (0.8)          -         (2.5)
      Acquisition of Pacifica Papers Inc.                       -          62.9           -         24.9
      Powell River and Alberni downsizing                    19.4             -           -            -
      Redesign of post-retirement benefits                      -             -           -         (3.0)
      Changes to the Provincial Medical Services Plan           -             -        36.2            -
      Actuarial loss (gain) and other adjustments             0.9          14.7        (0.3)        11.1
                                                          -------       -------     -------      -------
      End of year                                           320.4         300.2       160.1        115.3
                                                          -------       -------     -------      -------
   PLAN DEFICIT                                              96.4          46.4       160.1        115.3

   UNRECOGNIZED AMOUNTS
      Transitional balance                                    1.1           1.8           -            -
      Past service costs                                     (0.9)         (1.1)        2.8          3.0
      Actuarial gain (loss)                                 (45.5)        (15.8)      (50.2)       (16.0)
                                                          -------       -------     -------      -------
   EMPLOYEE FUTURE BENEFITS LIABILITY                     $  51.1       $  31.3     $ 112.7      $ 102.3
                                                          =======       =======     =======      =======
    -----------------------------------------------------------------------------------------------------

   The Company's net expense for Company-maintained benefit plans is:

   ------------------------------------------------------------------------------------------------------
                                                                                       Pension Benefit
                                                                                            Plans
                                                                                      -------------------
                                                                                        2002       2001
                                                                                      --------   --------
   Current service cost                                                               $   8.6    $   5.4
   Interest cost                                                                         20.6       16.7
   Expected return on plan assets                                                       (20.1)     (17.6)
   Amortization of unrecognized amounts                                                   0.3        0.7
                                                                                      -------    -------
                                                                                      $   9.4    $   5.2
                                                                                      =======    =======
   ------------------------------------------------------------------------------------------------------

   ------------------------------------------------------------------------------------------------------
                                                                                      Other Benefit Plans
                                                                                      -------------------
                                                                                        2002       2001
                                                                                      --------   --------
   Current service cost                                                               $   3.4    $   1.9
   Interest cost                                                                          9.3        6.2
   Amortization of unrecognized amounts                                                   1.7        0.2
                                                                                      -------    -------
                                                                                      $  14.4    $   8.3
                                                                                      =======    =======
   ------------------------------------------------------------------------------------------------------


64 / 65

                 Norske Skog Canada Limited 2002 Annual Report

   Actuarial assumptions used in accounting for the Company-maintained benefit plans are:

   -------------------------------------------------------------------
                                                         2002     2001
                                                         ----    -----
   Discount rate                                         6.5%     6.5%
   Expected return on plan assets                        7.5%     8.0%
   Compensation increases                                3.0%     3.5%
   Health care trend rate - medical and dental           5.0%     5.0%
   Health care trend rate - extended health
      (decrease in 1% increments until 2006 to 5%)       9.0%    10.0%
   -------------------------------------------------------------------

      Unionized employees of the Company and its subsidiaries are members of industry-wide benefit plans to which the Company contributes a predetermined amount per hour worked by an employee. The pension expense for these plans is equal to the Company's contribution of $16.2 million in the year (year ended December 31, 2001 - $11.2 million).


18 |  FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------

   a. DERIVATIVE FINANCIAL INSTRUMENTS

      The Company uses financial instruments to reduce its exposure to foreign currency and price risk associated with its revenues, energy costs and long-term debt. The Company also uses interest rate swaps to reduce its exposure to long-term fixed interest rates associated with its senior notes.

   b. REVENUE AND COST HEDGING INSTRUMENTS

      Foreign currency options and forward contracts outstanding to sell U.S. dollars were as follows:

      -------------------------------------------------------------------------------------------
      As at December 31, 2002:
      -------------------------------------------------------------------------------------------
                                                   Options
                             -------------------------------------------
                                     Floor                Ceiling             Forward Contracts
                             -------------------     -------------------     --------------------
                               US$       Average       US$       Average       US$       Average
      Term                   Millions      Rate      Millions     Rate       Millions      Rate
      ----------------       --------    -------     --------    -------     --------    --------
      0 to 12 months          $ 297       1.5595      $ 285       1.6095      $ 118       1.5330
      13 to 24 months           133       1.5695        127       1.6263         38       1.6123
      -------------------------------------------------------------------------------------------


      -------------------------------------------------------------------------------------------
      As at December 31, 2001:
      -------------------------------------------------------------------------------------------
                                                   Options
                             -------------------------------------------
                                     Floor                Ceiling             Forward Contracts
                             -------------------     -------------------     --------------------
                               US$       Average       US$       Average       US$       Average
      Term                   Millions      Rate      Millions     Rate       Millions      Rate
      ----------------       --------    -------     --------    -------     --------    --------
      0 to 12 months          $ 96        1.5344      $ 96        1.6020      $ 389       1.5229
      13 to 24 months           51        1.5277        51        1.5787         81       1.5105
      -------------------------------------------------------------------------------------------

           At December 31, 2002, no commodity price hedging instruments for product sales of the Company were outstanding. The Company has an oil swap to purchase 240,000 bbls at a contract rate of US$23.74 per bbl, settling between November 2003 and March 2004.

                 Norske Skog Canada Limited 2002 Annual Report

   c. LONG-TERM DEBT HEDGING INSTRUMENTS

      The Company has forward foreign exchange contracts to acquire U.S. dollars totalling US$349 million over a five-year period at rates averaging 1.5701. In addition, the Company has entered into cancellable and non-cancellable interest rate swaps on US$105 million under which it will receive a fixed rate receipt at 8.625% and pay a floating rate averaging LIBOR plus 2.51%. The termination dates are June 15, 2009 and June 15, 2011, and the cancellation dates range from June 15, 2005 to June 15, 2008.

   d. CREDIT RISK

      The Company is exposed to credit risk on accounts receivable from customers. Its customers are mainly in the newspaper publishing, commercial printing and paper manufacturing businesses. To manage its credit risk, the Company has credit policies which include the analysis of the financial position of its customers and the regular review of their credit limits. In certain offshore markets, the Company requires bank letters of credit or utilizes credit insurance.

         The Company is exposed to credit risk on its short-term investments. The Company manages this credit risk by investing in short-term obligations of, or guaranteed by, the Canadian or certain provincial governments, major Canadian chartered banks, high-grade corporate issuers and related companies.

         The Company is exposed to credit risk with counterparties to the Company's options and forward foreign currency contracts. The Company limits the possibility of non-performance by dealing with major financial institutions.

   e. FAIR VALUE

      Estimated fair values of financial instruments, which differ from carrying values, are as follows:

      ---------------------------------------------------------------------------------------------
                                                        December 31, 2002       December 31, 2001
                                                       -------------------     --------------------
                                                       Carrying     Fair       Carrying     Fair
                                                        Value       Value       Value       Value
                                                       --------    -------     --------    --------
      Forward contracts and options hedging future
           U.S. dollar revenues                         $   -      $ (8.7)     $    -      $ (33.3)
      Commodity swaps hedging future oil
           and gas purchases                                -           -           -            -
      Forward contracts hedging long-term debt
           repayable in U.S. dollars                      6.7        12.7        13.4          3.8
      Fixed to floating interest swaps                      -        16.9           -         (1.1)
      ---------------------------------------------------------------------------------------------


         The fair value of options and forward foreign currency contracts is based on mid-market rates from financial institutions.

66 / 67

                  Norske Skog Canada Limited 2002 Annual Report

 19 |  RELATED PARTY TRANSACTIONS
-------------------------------------------------------------------------------

   Related parties include Norske Skogindustrier ASA ("Norske Skog"), the majority shareholder from July 29, 2000 to August 27, 2001 and a significant shareholder thereafter, together with its U.S. subsidiaries and affiliates and Norske Skog North America LLC, a joint venture between Norske Skog and the Company. Transactions or balances with these related parties, not otherwise disclosed in these financial statements, are as follows:

   -----------------------------------------------------------------------------
                                                                  2002      2001
                                                                  --------------
   NORSKE SKOG
      Selling, general and administrative                         $0.2      $  -
      Accounts payable                                               -       0.8

   NORSKE SKOG NORTH AMERICA LLC
      Commission expenses                                          3.8         -
      Net loss                                                     0.1         -
      Investment (US$0.5 million)                                  0.8       0.8
      Accounts payable                                             0.3         -
   -----------------------------------------------------------------------------

      The Company participated in Norske Skog's global property and liability insurance programs from January 1, 2001 to June 30, 2002.

      Product sales to related parties are in accordance with normal trade practices.

      The Company undertakes certain transactions with companies affiliated with directors of the Company. These transactions are in the normal course of business and are on the same terms as those accorded to non-related parties. During 2002, the Company paid aggregate fees of $0.1 million (2001 - $1.1 million) primarily for legal services to companies affiliated with directors of the Company. The Company has charged the costs to selling, general and administrative expenses.

      The Company has advanced interest-free loans to three officers of the Company. As at December 31, 2002, the balance outstanding is $0.7 million (December 31, 2001 - $0.8 million).

 20 |  SEGMENTED INFORMATION
-------------------------------------------------------------------------------

   The Company operates in three business segments:

      Specialties - Manufacture and sale of groundwood specialty printing papers Newsprint - Manufacture and sale of newsprint
      Pulp and Containerboard - Manufacture and sale of softwood pulps and containerboard

   Subsequent to December 31, 2001, the Company segregated its newsprint activities from those relating to groundwood specialty printing papers and reports the results of these activities separately as the Newsprint and Specialties segments. Segmented information for prior periods has been restated to reflect this change.

      The segments are managed separately and all manufacturing facilities are located in Canada.

      The accounting policies of the segments are the same as described in the Summary of Significant Accounting Policies in note 1. Segment performance is evaluated based on operating earnings (loss) before other income (expense), interest income (expense), and income taxes. Inter-segment sales consist of slush pulp transfers at market prices up to September 30, 2001, and at cost thereafter.

                  Norske Skog Canada Limited 2002 Annual Report

   -----------------------------------------------------------------------------------------------------
                                                                  2002
                                      ------------------------------------------------------------------
                                                                    Pulp &
                                                                Container-    Corporate &
                                      Specialties   Newsprint        board   Eliminations   Consolidated
                                      ------------------------------------------------------------------
   Net sales to external customers       $  752.5      $440.6       $289.2        $     -       $1,482.3
   Inter-segment sales                          -           -        145.1         (145.1)             -
   Operating earnings (loss)                 (5.0)      (86.0)       (30.9)             -         (121.9)
   Depreciation and amortization             84.7        63.4         30.4              -          178.5
   Total assets                           1,340.5       851.8        668.6           32.6        2,893.5
   Additions to fixed assets                 42.8        19.5         19.9              -           82.2
   -----------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------------------------------
                                                                  2001
                                      ------------------------------------------------------------------
                                                                    Pulp &
                                                                Container-    Corporate &
                                      Specialties   Newsprint        board   Eliminations   Consolidated
                                      ------------------------------------------------------------------
   Net sales to external customers       $  481.9      $489.2      $ 417.6         $    -       $1,388.7
   Inter-segment sales                          -           -         73.2          (73.2)             -
   Operating earnings (loss)                 68.2        37.3        (25.8)             -           79.7
   Depreciation and amortization             35.0        48.4         47.8              -          131.2
   Total assets                           1,331.9       914.1        697.1          206.7        3,149.8
   Additions to fixed assets                 22.9        31.3         38.5              -           92.7
   -----------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------------------------------
                                                                                 2002
                                                                ----------------------------------------
                                                                                                  Pulp &
                                                                                              Container-
                                                                Specialties     Newsprint          board
                                                                ----------------------------------------
   Net sales by shipment destination
      Canada                                                         $ 82.7        $ 80.4         $ 15.2
      United States                                                   580.1         231.7           39.8
      Pacific Rim                                                      77.8          81.6          129.1
      Europe and other                                                 11.9          46.9          105.1
                                                                     ------        ------         ------
                                                                     $752.5        $440.6         $289.2
                                                                     ======        ======         ======
   -----------------------------------------------------------------------------------------------------

   -----------------------------------------------------------------------------------------------------
                                                                                 2001
                                                                ----------------------------------------
                                                                                                  Pulp &
                                                                                              Container-
                                                                Specialties     Newsprint          board
                                                                ----------------------------------------
   Net sales by shipment destination
      Canada                                                         $ 55.4        $ 90.9         $ 45.4
      United States                                                   355.3         225.8           71.1
      Pacific Rim                                                      36.6          95.6          150.1
      Europe and other                                                 34.6          76.9          151.0
                                                                     ------        ------         ------
                                                                     $481.9        $489.2         $417.6
                                                                     ======        ======         ======
   -----------------------------------------------------------------------------------------------------


68 / 69

                  Norske Skog Canada Limited 2002 Annual Report

 21|  COMMITMENTS
-------------------------------------------------------------------------------

   The Company is committed to make the following future minimum payments under various operating leases in each of the years ended December 31:

   -----------------------------------------------------------------------------
      2003                                                                 $ 4.4
      2004                                                                   4.9
      2005                                                                   4.5
      2006                                                                   4.4
      2007                                                                   3.6
      Subsequent years                                                      26.7
                                                                           -----
                                                                           $48.5
                                                                           =====
   -----------------------------------------------------------------------------

 22|  CONTINGENCY
-------------------------------------------------------------------------------

   In the normal course of its business activities, the Company is subject to a number of claims and legal actions that may be made by customers, suppliers and others in respect of which either an adequate provision has been made or for which no material liability is expected.

                  Norske Skog Canada Limited 2002 Annual Report

 23| DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
-------------------------------------------------------------------------------

   The Company's consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). Significant differences to accounting principles generally accepted in the United States ("U.S. GAAP") are set forth below:

   EARNINGS

   ---------------------------------------------------------------------------------------------
                                                                               2002         2001
                                                                                        Restated
                                                                                       (Note 1p)
                                                                            --------------------
   Net earnings (loss) in accordance with Canadian GAAP                     $(123.3)      $ 44.5
   U.S. dollar revenue hedges (a)                                              24.6        (34.1)
   U.S. dollar long-term debt hedges (b)                                       15.6         (9.6)
   Fixed to floating interest swaps (c)                                        18.0         (1.1)
   Income tax impact of above items                                           (19.6)        15.9
                                                                            -------       ------
   Net earnings (loss) in accordance with U.S. GAAP                           (84.7)        15.6
   Unrealized gain on securities held as available-for-sale,
      net of deferred income taxes (d)                                         (4.4)         4.4
   Minimum pension liability adjustment,
      net of deferred income taxes of $7.9 million (2001 - $1.9 million)      (14.1)        (3.9)
                                                                            -------       ------
   Comprehensive income (loss) in accordance with U.S. GAAP                 $(103.2)      $ 16.1
                                                                            =======       ======
   Basic and diluted net earnings (loss) per share
      in accordance with U.S. GAAP (in dollars)                             $ (0.44)      $ 0.11
   Basic and diluted weighted average number of shares
      in accordance with U.S. GAAP (in millions)                              193.4        141.1
   ---------------------------------------------------------------------------------------------

BALANCE SHEET COMPONENTS

   ---------------------------------------------------------------------------------------------
                                                             2002                   2001
                                                                             Restated (Note 1p)
                                                    --------------------------------------------
                                                    Canadian        U.S.    Canadian        U.S.
                                                        GAAP        GAAP        GAAP        GAAP
   ---------------------------------------------------------------------------------------------
   Current assets                                   $  529.2    $  529.2    $  676.9    $  682.2
   Other assets                                         37.7        61.6        56.5        43.8
   Current liabilities                                 288.8       297.5       296.3       326.9
   Employee future benefits                            163.8       197.8       133.6       145.3
   Future income taxes                                 397.0       389.2       492.0       473.4
   Shareholders' equity                              1,124.7     1,113.7     1,036.5     1,005.4
   ---------------------------------------------------------------------------------------------


70 / 71

                  Norske Skog Canada Limited 2002 Annual Report

   a. U.S. DOLLAR REVENUE HEDGES

      Under Canadian GAAP, exchange gains and losses on foreign currency options and forward foreign currency contracts used to hedge U.S. dollar revenues are recognized on maturity. Under U.S. GAAP, the Company does not hedge revenues and recognizes the options and contracts on a "marked to market" basis at each reporting period.

   b. U.S. DOLLAR LONG-TERM DEBT HEDGES

      Under Canadian GAAP, foreign exchange translation gains and losses on forward foreign currency contracts used to hedge U.S. dollar long-term debt are accrued under other assets or liabilities on the balance sheet and recognized in "Foreign exchange gain (loss) on translation of long-term debt", offsetting the respective translation losses and gains recognized on the underlying U.S. dollar long-term debt. The forward premium or discount on forward foreign currency contracts used to hedge the U.S. dollar long-term debt is amortized as an adjustment of interest expense over the term of the forward contract. Under U.S. GAAP, the Company does not hedge long-term debt and recognizes the foreign currency contracts on a "marked to market" basis at each reporting period.

   c. FIXED TO FLOATING INTEREST SWAPS

      Under Canadian GAAP, interest expense on long-term debt is adjusted to include payments made or received under interest rate swaps. Under U.S. GAAP, the Company does not hedge interest and recognizes the interest rate swaps on a "marked to market" basis at each reporting period.

   d. MARKETABLE SECURITIES

      Under Canadian GAAP, marketable securities are valued at the lower of cost and quoted market value. Under U.S. GAAP, these securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses, net of tax, are reported as comprehensive income.

   e. FREIGHT COSTS

      Under Canadian GAAP, the Company includes freight costs as a component of net sales in the statement of earnings. Under U.S. GAAP, freight costs are included as operating expenses. As a result, net sales, cost of sales and operating expenses under U.S. GAAP would increase by $221.7 million for the year ended December 31, 2002; (2001 - $172.3 million).

   f. COMPREHENSIVE INCOME

      Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", requires that a company classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

   g. INVESTMENT IN JOINT VENTURE

      The investment in PREI, a joint venture, is accounted for under the proportionate consolidation method for the purposes of Canadian GAAP. Under U.S. GAAP, investments in joint ventures are accounted for under the equity method. However, rules prescribed by the SEC permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. Accordingly, for purposes of U.S. GAAP, the Company has used the proportionate consolidation method and no GAAP difference arises.

                  Norske Skog Canada Limited 2002 Annual Report

      Condensed joint venture financial information, with respect to the Company's 50.1% interest in the Powell River Energy Inc. Joint Venture, which is proportionately consolidated, is as follows:

   -----------------------------------------------------------------------------
                                                               As at December 31
                                                              ------------------
                                                                2002        2001
                                                              ------------------
   BALANCE SHEET
      Current assets                                          $  1.4      $  2.5
      Fixed assets                                              57.1        58.1
      Other assets                                               1.1         1.8
                                                              ------      ------
                                                              $ 59.6      $ 62.4
                                                              ======      ======
      Current liabilities                                     $  1.0      $  1.8
      Long-term liabilities                                     74.6        76.6
      Equity                                                   (16.0)      (16.0)
                                                              ------      ------
                                                              $ 59.6      $ 62.4
                                                              ======      ======
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
                                                                        4 months
                                                          Year ended       ended
                                                            Dec. 31,    Dec. 31,
                                                                2002        2001
                                                          ----------------------
   STATEMENT OF OPERATIONS
      Net sales                                                $ 9.5       $ 1.9
      Cost of sales                                              2.7        (0.4)
      Depreciation and amortization                              0.7         0.6
                                                               -----       -----
      Operating earnings                                         6.1         1.7
      Interest expense                                           4.6         1.5
      Income tax expense                                         1.5         0.1
                                                               -----       -----
      Net earnings                                             $   -       $ 0.1
                                                               =====       =====

   STATEMENT OF CASH FLOWS
   Cash provided by (used for):
      Operations                                               $ 1.5       $(0.9)
      Financing                                                 (1.0)        0.8
      Investing                                                 (0.1)       (0.2)
   -----------------------------------------------------------------------------


72 / 73

                  Norske Skog Canada Limited 2002 Annual Report

   h. RECENT PRONOUNCEMENTS

      o In August 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations" (`SFAS 143'), which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2002. The Company is currently evaluating the impact of adoption of this standard.

      o In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require entities to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The Company is currently evaluating the impact of adopting this standard.

                  Norske Skog Canada Limited 2002 Annual Report

                              COMPARATIVE REVIEW
                                 1998 - 2002

-------------------------------------------------------------------------------------------------------------------
In millions of dollars
-------------------------------------------------------------------------------------------------------------------
                                                                  Years ended December 31
                                                -------------------------------------------------------------------
                                                       Audited                           Unaudited
                                                -----------------------   -----------------------------------------
                                                     2002       2001(3)      2000(1)     1999(1,2)     1998(1,2,5)
                                                -----------------------   -----------------------------------------
EARNINGS
Net sales                                       $ 1,482.3    $ 1,388.7    $ 1,408.1     $ 1,071.1      $    633.7
                                                ---------    ---------    ---------     ---------      ----------
Cost of sales                                     1,360.4      1,114.2      1,037.5         931.3           589.2
Selling, general and administrative                  65.3         63.6         66.2          59.1            54.6
Depreciation and amortization                       178.5        131.2        117.3         112.7            80.9
                                                ---------    ---------    ---------     ---------      ----------
Operating earnings (loss)                          (121.9)        79.7        187.1         (32.0)          (91.0)
Foreign exchange gain (loss) on
  translation of long-term debt                      12.3        (17.1)           -             -               -
Other income (expense), net                         (13.3)       (40.2)         0.3          13.2             8.1
Interest income (expense), net                      (76.2)         0.9         47.4          33.8            45.3
                                                ---------    ---------    ---------     ---------      ----------
Earnings (loss) before income taxes                (199.1)        23.3        234.8          15.0           (37.6)
Income tax expense (recovery)                       (75.8)       (21.2)        71.7          (3.6)           (6.9)
                                                ---------    ---------    ---------     ---------      ----------
Net earnings (loss) from
  continuing operations                            (123.3)        44.5        163.1          18.6           (30.7)
Earnings from discontinued
  operations, net of income taxes(4)                    -            -            -           9.1            11.7
                                                ---------    ---------    ---------     ---------      ----------
Net earnings (loss)                             $  (123.3)   $    44.5    $   163.1     $    27.7      $    (19.0)
                                                =========    =========    =========     =========      ==========
-------------------------------------------------------------------------------------------------------------------

1 Effective July 1, 2000, the Company changed its year-end from June 30 to December 31. Accordingly, figures reported for previous years have been restated to be on a December 31 year-end basis for this comparative review.

2 As of July 1, 1999, the Company changed its accounting policies by retroactively adopting the new Canadian Institute of Chartered Accountants' recommendations for income taxes, employee future benefits and cash flows. Prior years have been restated to be on a consistent basis.

3 Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants' recommendations eliminating the deferral and amortization of foreign currency translation gains and losses on long-lived monetary items. Prior years have been restated to be on a consistent basis as applicable.

4 In October 1997, the Company sold its 100% interest in Blandin Paper Company. The 1998 cash flows include proceeds from the sale of the discontinued operations.

5 The Company's results were affected by a nine-month strike at its manufacturing facilities which ended on April 18, 1998.

6 A special distribution of $12.00 per common share was paid to shareholders on August 28, 2001.


74 / 75

                  Norske Skog Canada Limited 2002 Annual Report

                              COMPARATIVE REVIEW
                                 1998 - 2002

-------------------------------------------------------------------------------------------------------------------
In millions of dollars
-------------------------------------------------------------------------------------------------------------------
                                                                  Years ended December 31
                                              ---------------------------------------------------------------------
                                                       Audited                           Unaudited
                                              ---------------------------------------------------------------------
                                                    2002        2001(3)      2000(1)      1999(1,2)      1998(1,2,5)
                                              ---------------------------------------------------------------------
CASH FLOWS

CASH PROVIDED BY (USED FOR)

OPERATIONS
Net earnings (loss) from
  continuing operations                       $   (123.3)    $    44.5    $   163.1    $      18.6     $     (30.7)
Depreciation and amortization                      178.5         131.2        117.3          112.7            80.9
Future income taxes                                (91.5)         (7.7)        69.9          (12.8)           (2.7)
Increase in other
  long-term obligations                             12.0           4.9          1.5           12.7             3.6
Gain on sale of
  marketable securities                             (4.8)            -            -              -               -
Foreign exchange loss (gain) on
  translation of long-term debt                    (12.3)         17.1            -              -               -
Loss on sale of Mackenzie
  pulp operations                                      -          31.4            -              -               -
Write-off of deferred
  financing costs                                   15.8             -            -              -               -
Other                                                1.5           7.5          1.6            0.8             1.1
                                              ----------     ---------    ---------    -----------     -----------
                                                   (24.1)        228.9        353.4          132.0            52.2
Changes in non-cash
  working capital                                   21.5          37.3         (7.8)         (12.4)         (242.6)
                                              ----------     ---------    ---------    -----------     -----------
                                                    (2.6)        266.2        345.6          119.6          (190.4)
                                              ----------     ---------    ---------    -----------     -----------

INVESTING

Acquisition of Pacifica Papers Inc.                    -         (74.1)           -              -               -
Additions to fixed assets                          (82.2)        (92.7)       (90.8)         (87.5)          (47.0)
Proceeds from sale
  of marketable securities                          39.2             -            -              -               -
Proceeds from sale of fixed assets                   1.5           0.7          0.3            2.0             1.0
Decrease (Increase) in other assets                 (4.4)          1.6          4.5            3.3             2.3
Proceeds from sale of Mackenzie
  pulp operations                                      -         103.8            -              -               -
Increase in other
  long-term obligations                              3.2             -            -              -               -
Net proceeds from sale of
  discontinued operations(4)                           -             -            -              -            11.7
                                              ----------     ---------    ---------    -----------     -----------
                                                   (42.7)        (60.7)       (86.0)         (82.2)          (32.0)
                                              ----------     ---------    ---------    -----------     -----------

FINANCING

Special distribution(6)                                -      (1,490.3)           -              -               -
Increase in revolving loan                         119.1             -            -              -               -
Issue of long-term debt                                -         768.7            -              -               -
Repayment of long-term debt                       (386.7)       (240.9)           -              -               -
Issue of common shares,
  net of share issue costs                         208.1             -            -              -               -
Financing costs                                        -         (30.7)           -              -               -
Dividends paid                                         -         (37.2)       (74.5)         (74.5)          (74.5)
                                              ----------     ---------    ---------    -----------     -----------
                                                   (59.5)     (1,030.4)       (74.5)         (74.5)          (74.5)
                                              ----------     ---------    ---------    -----------     -----------
CASH, INCREASE (DECREASE) DURING YEAR             (104.8)       (824.9)       185.1          (37.1)         (296.9)
CASH, BEGINNING OF YEAR                            104.8         929.7        744.6          781.7         1,078.6
                                              ----------     ---------    ---------    -----------     -----------
CASH, END OF YEAR                             $        -    $    104.8    $   929.7    $     744.6     $     781.7
                                              ==========    ==========    =========    ===========     ===========
-------------------------------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

                               COMPARATIVE REVIEW
                                   1998 - 2002

-------------------------------------------------------------------------------------------------------------------
In millions of dollars
-------------------------------------------------------------------------------------------------------------------
                                                                  Years ended December 31
                                              ---------------------------------------------------------------------
                                                       Audited                           Unaudited
                                              ---------------------------------------------------------------------
                                                    2002        2001(3)      2000(1)      1999(1,2)      1998(1,2,5)
                                              ---------------------------------------------------------------------
ASSETS

Current assets

Cash and short-term investments               $        -    $    104.8    $   929.7    $     744.6     $     781.7
Marketable securities                                  -          34.4            -              -               -
Accounts receivable                                277.3         303.1        283.4          247.1           250.7
Inventories                                        242.7         230.5        191.7          187.3           189.4
Prepaid expenses                                     9.2           4.1          5.0            2.7            11.3
                                              ----------     ---------    ---------    -----------     -----------
                                                   529.2         676.9      1,409.8        1,181.7         1,233.1
Fixed assets                                     2,326.6       2,416.4      1,298.5        1,326.5         1,353.8
Other assets                                        37.7          56.5         12.3           17.4            11.1
                                              ----------     ---------    ---------    -----------     -----------
                                              $  2,893.5    $  3,149.8    $ 2,720.6    $   2,525.6     $   2,598.0
                                              ==========    ==========    =========    ===========     ===========
LIABILITIES

Current liabilities
Accounts payable and
  accrued liabilities                         $    288.8    $    285.6    $   196.3    $     181.8     $     225.1
Current portion of long-term debt                      -          10.7            -              -               -
                                              ----------     ---------    ---------    -----------     -----------
                                                   288.8         296.3        196.3          181.8           225.1
Long-term debt                                     886.2       1,163.9            -              -               -
Other long-term obligations                        188.3         152.6         90.1           88.6            75.9
Future income taxes /
  deferred credits                                 405.5         500.5        269.0          178.6           173.6
                                              ----------     ---------    ---------    -----------     -----------
                                                 1,768.8       2,113.3        555.4          449.0           474.6
                                              ----------     ---------    ---------    -----------     -----------
SHAREHOLDERS' EQUITY

Share capital                                      884.6         673.1      1,262.6        1,262.6         1,262.6
Retained earnings                                  240.1         363.4        902.6          814.0           860.8
                                              ----------     ---------    ---------    -----------     -----------
                                                 1,124.7       1,036.5      2,165.2        2,076.6         2,123.4
                                              ----------     ---------    ---------    -----------     -----------
                                              $  2,893.5    $  3,149.8    $ 2,720.6    $   2,525.6     $   2,598.0
                                              ==========    ==========    =========    ===========     ===========
-------------------------------------------------------------------------------------------------------------------


1 Effective July 1, 2000, the Company changed its year-end from June 30 to December 31. Accordingly, figures reported for previous years have been restated to be on a December 31 year-end basis for this comparative review.

2 As of July 1, 1999, the Company changed its accounting policies by retroactively adopting the new Canadian Institute of Chartered Accountants' recommendations for income taxes, employee future benefits and cash flows. Prior years have been restated to be on a consistent basis.

3 Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants' recommendations eliminating the deferral and amortization of foreign currency translation gains and losses on long-lived monetary items. Prior years have been restated to be on a consistent basis as applicable.

4 In October 1997, the Company sold its 100% interest in Blandin Paper Company. The 1998 cash flows include proceeds from the sale of the discontinued operations.

5 The Company's results were affected by a nine-month strike at its manufacturing facilities which ended on April 18, 1998.

6 A special distribution of $12.00 per common share was paid to shareholders on August 28, 2001.


76 / 77

                  Norske Skog Canada Limited 2002 Annual Report

                         CORPORATE GOVERNANCE PRACTICES

The Company seeks to achieve high standards of corporate governance and has designed its corporate governance practices to be consistent with this objective. The Board of Directors recently reviewed and amended its governance practices in response to regulatory initiatives in Canada and the United States. The Board will continue to monitor its practices to ensure they reflect evolving standards.

     The Board of Directors is responsible for the stewardship of the Company. It delegates to management the authority and responsibility for the day-to-day affairs of the Company and reviews management's performance and effectiveness. The specific mandate and duties and responsibilities of the Board are set forth in a comprehensive corporate governance manual that is provided to all directors upon their election to the Board. The manual is reviewed and updated on a regular basis and provides guidelines to the Board to assist it in carrying out its stewardship role.

     The Board consists of nine directors, which the Board believes is appropriate given the size and nature of the Company's business. Eight of the directors are unrelated to the Company. The composition of the Board reflects a variety of strengths and corporate and industry experience, skills that are essential for effective corporate governance.

     To assist it in carrying out its duties, the Board has established an Audit Committee, Environmental, Health and Safety Committee and Governance and Human Resources Committee. With the exception of the Environmental, Health and Safety Committee, of which Mr. Horner is a member, all of the directors on these Committees are unrelated.

     A more detailed description of the Company's corporate governance practices is contained in the Company's Information Circular.

                  Norske Skog Canada Limited 2002 Annual Report

                              CORPORATE INFORMATION

-------------------------------------------------------------------------------
                                CORPORATE OFFICE
                           Norske Skog Canada Limited
                           16th Floor, 250 Howe Street
                             Vancouver, B.C. V6C 3R8
                                 (604) 654-4000
                              www.norskecanada.com
-------------------------------------------------------------------------------

OPERATIONS              SALES AND MARKETING CONTACTS
-------------------------------------------------------------------------------------------------
CROFTON                 NORSKECANADA             NORSKE SKOG CANADA         NORSKE SKOG
P. O. Box 70            16th Floor               (USA) INC.                 NORTH AMERICA LLC
Crofton, B.C.           250 Howe Street          1011 Western Avenue,       1011 Western Avenue,
V0R 1R0                 Vancouver, B.C.          Suite 700                  Suite 700
Tel: (250) 246-6100     V6C 3R8                  Seattle, WA 98104          Seattle, WA 98104
                                                 Tel: (206) 838-2070        Tel: (206) 838-2000
ELK FALLS                                        Fax: (206) 838-2071        Fax: (206) 838-2031
P. O. Box 2000
Campbell River, B.C     JAMES E. ARMITAGE        TOM CROWLEY                MARK CASSIDY
V9W 5C9                 Tel: (604) 654-4979      North America              Groundwood
Tel: (250) 287-5200     Fax: (604) 654-4331      Newsprint                  Specialty Paper

PORT ALBERNI            JIM BAYLES               PAUL GORDON
4000 Stamp Avenue       International Sales      Directory Paper
Port Alberni, B.C.      Tel: (604) 654-4921
V9Y 5J7                 Fax: (604) 654-4331
Tel: (250) 723-2161

                        JIM MILLER
POWELL RIVER            Pulp and
6270 Yew Street         Containerboard
Powell River, B.C.      Tel: (604) 654-4207
V8A 4K1                 Fax: (604) 654-4331
Tel: (604) 483-3722
-------------------------------------------------------------------------------------------------


78 / 79

                  Norske Skog Canada Limited 2002 Annual Report
-------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                               INVESTOR INFORMATION
----------------------------------------------------------------------------------------------------------
RYOJI MIYAKITA                 ANNUAL MEETING              AUDITORS               INVESTOR RELATIONS
Japan Newsprint                The Annual Meeting          KPMG LLP               CONTACT
and Paper Sales                of the Shareholders         Vancouver, B.C.        Ralph Leverton
                               will be held on Wednes-                            Vice President,
MASAKI MOTOOKA                 day, April 30, 2003 at      SHARE INFORMATION      Finance and
Japan Pulp Sales               2:00 p.m. at the Hyatt      Common Shares          Chief Financial Officer
Ginza Fujiya Building,         Regency Hotel in            (symbol: NS)           Tel: (604) 654-4319
6th Floor                      Vancouver, British          The Toronto Stock
3-1, Ginza 1-chome,            Columbia.                   Exchange               ANNUAL AND
Chuo-ku                                                                           QUARTERLY REPORTS
Tokyo 104-0061                 TRANSFER AGENT                                     For copies of Annual
Japan                          AND REGISTRAR                                      and Quarterly reports
Tel: 81 3 5524 2651            CIBC Mellon Trust                                  contact:
Fax: 81 3 5524 2653            Company at its                                     Tel: (604) 654-4319
                               principal offices in                               Fax: (604) 654-4070
                               Vancouver, Toronto
                               and Montreal
----------------------------------------------------------------------------------------------------------

                  Norske Skog Canada Limited 2002 Annual Report

                             DIRECTORS AND OFFICERS

-------------------------------------------------------------------------------------------------------------
BOARD OF DIRECTORS
-------------------------------------------------------------------------------------------------------------
JAN OKSUM, CHAIR(2)      RUSSELL J. HORNER(2)       J. TREVOR JOHNSTONE(1,3)      R. KEITH PURCHASE(1,2)
Oslo, Norway             Vancouver, BC              Vancouver, BC                 West Vancouver, BC
Deputy CEO and           President and              Managing Director,            Corporate Director
Senior Vice-President,   Chief Executive Officer,   Tricor Pacific Capital Inc.
Strategy, Norske         Norske Skog Canada                                       WILLIAM P. ROSENFELD(1,3)
Skogindustrier ASA       Limited                    JAN KILDAL(1)                 Toronto, Ontario
                                                    Oslo, Norway                  Partner,
W. THOMAS STEPHENS,      MITCHELL H.                Senior Vice-President         Goodmans LLP
DEPUTY CHAIR(1,3)        GROPPER, Q.C.(1,3)         and Chief Financial
Greenwood Village,       Vancouver, BC              Officer, Norske
Colorado, USA            Partner,                   Skogindustrier ASA
Corporate Director       Farris Vaughan
                         Wills & Murphy,            HAROLD N. KVISLE(2,3)
                         Barristers & Solicitors    Calgary, Alberta
                                                    President and
                                                    Chief Executive Officer,
                                                    TransCanada Pipelines
                                                    Limited
-------------------------------------------------------------------------------------------------------------
OFFICERS
-------------------------------------------------------------------------------------------------------------
JAN OKSUM                   JAMES E. ARMITAGE           STUART H. CLUGSTON        R. SCOTT MCLEAN
Chair                       Senior Vice-President,      Vice-President,           Senior Vice-President,
                            Sales and Marketing         Corporate Affairs and     Supply Chain and
W. THOMAS STEPHENS                                      Social Responsibility     Information Technology
Deputy Chair                JESSE M. BEAMAN
                            Senior Vice-President,      RALPH LEVERTON            VALERIE SEAGER
RUSSELL J. HORNER           Operations                  Vice-President,           Corporate Secretary
President and                                           Finance and               and Legal Counsel Chief
Executive Officer           W.R. (RON) BUCHHORN         Chief Financial Officer
                            Vice-President,                                       PETER M. STAIGER
                            Human Resources             ROBERT H. LINDSTROM       Treasurer
                                                        Vice-President,
                                                        Strategy
-------------------------------------------------------------------------------------------------------------

1  Member of the Audit Committee.

2  Member of the Environmental, Health and Safety Committee.

3  Member of the Governance and Human Resources Committee.


PROJECT MANAGEMENT: ARLETTE COMMUNICATION/
DESIGN: LEIMER CROSS DESIGN CORPORATION /
PRINTING: BLANCHETTE PRESS


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